Exhibit 10.1

Execution Version

SECURITIES PURCHASE AGREEMENT

BY AND BETWEEN

APPLETON COAL LLC

AND

RAMACO DEVELOPMENT, LLC

DATED AS OF AUGUST 8, 2022

TABLE OF CONTENTS

Page

ARTICLE 1 DEFINITIONS		1
1.1	Definitions	1
1.2	Cross References	10
ARTICLE 2 PURCHASE AND SALE of company securities		13
2.1	Purchase and Sale of Company Securities	13
2.2	Excluded Assets	13
2.3	Retained Liabilities	14
2.4	Purchase Price	14
2.5	Reimbursements	15
ARTICLE 3 CLOSING TRANSACTIONS		15
3.1	Closing	15
3.2	Closing Deliveries of the Seller	16
3.3	Closing Deliveries of Purchaser	17
3.4	Closing Deliveries of the Company Group	18
ARTICLE 4		19
4.1	Regulatory Approval	19
4.2	Bond Replacement/Purchase	20
4.3	Interim Operations by Purchaser	20
4.4	Interim Period Management of the Company Group	23
4.5	Indemnity	24
4.6	Seller’s Right to Cure Violations	25
4.7	Negative Pledge	26
4.8	Seller Lien	26
4.9	Purchaser Default	26
4.10	Exercise of Seller Lien	28
4.11	Cumulative Remedies	29
4.12	Termination of Seller Lien Documents	29
ARTICLE 5 REPRESENTATIONS AND WARRANTIES of the seller		30
5.1	Organization and Power	30
5.2	Authorization	30
5.3	Capitalization; Subsidiaries	31
5.4	Absence of Conflicts	31
5.5	Government Authorization	32
5.6	Financial Statements	32
5.7	No Undisclosed Liabilities	32
5.8	Real Property	32
5.9	Contracts	33

5.10	Intellectual Property	34
5.11	Governmental Permits	34
5.12	Litigation; Proceedings	34
5.13	Compliance with Laws	34
5.14	Environmental Matters	35
5.15	Employees	36
5.16	Taxes	36
5.17	Brokerage	36
5.18	Affiliate Transactions	37
5.19	Insurance	37
5.20	IT Systems	37
5.21	Books and Records	37
5.22	Disclaimer	37
ARTICLE 6 REPRESENTATIONS AND WARRANTIES OF PURCHASER		38
6.1	Organization and Power	38
6.2	Authorization	38
6.3	Absence of Conflicts	38
6.4	Governmental Authorities and Consents	39
6.5	Litigation	39
6.6	Brokerage	39
6.7	Financing	39
6.8	Due Diligence Review	39
6.9	Restricted Securities	40
6.10	Knowledge of Misrepresentations or Omissions	41
6.11	Solvency	41
6.12	Permit Eligibility	41
ARTICLE 7 COVENANTS; ADDITIONAL AGREEMENTS		41
7.1	Affirmative Covenants	41
7.2	Negative Covenants	42
7.3	Exclusivity	43
7.4	Commercially Reasonable Efforts	43
7.5	Consents	44
7.6	Mutual Assistance	44
7.7	Press Release and Announcements; Confidentiality	45
7.8	Expenses	45
7.9	Further Assurances	45
7.10	Transfer Taxes; Recording Charges	46
7.11	Tax Matters	46
7.12	Acknowledgment Regarding Seller’s Representations and Warranties	47
7.13	Disclosure Schedules	48
7.14	Retention of Books and Records	49
7.15	Right to Set-Off	49

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ARTICLE 8 CONDITIONS TO CLOSING		50
8.1	Conditions to the Obligations of the Seller	50
8.2	Conditions to Purchaser’s Obligations	51
8.3	Waiver of Closing Conditions	52
ARTICLE 9 TERMINATION		52
9.1	Termination	52
9.2	Effect of Termination	53
9.3	Treatment of Deposits upon Termination	53
ARTICLE 10		53
10.1	Survival; Limitation	53
10.2	Indemnification Obligation of Seller	54
10.3	Indemnification Obligation of Purchaser	54
10.4	Indemnification Obligation of the Company Group	55
10.5	Time Limitations	56
10.6	Amount Limitations	57
10.7	Indemnification Procedures	58
10.8	Reductions of Indemnity Amounts	59
10.9	Sole Remedy	60
ARTICLE 11 MISCELLANEOUS		60
11.1	Amendment and Waiver	60
11.2	Notices	60
11.3	Assignment	61
11.4	Severability	61
11.5	No Strict Construction	62
11.6	Captions	62
11.7	No Third-Party Beneficiaries	62
11.8	Complete Agreement	62
11.9	Counterparts	62
11.10	Governing Law and Jurisdiction	62
11.11	Waiver of Jury Trial	63
11.12	Specific Performance	63
11.13	Attorney-Client Privilege and Conflict Waiver	63

- iii -

SECURITIES PURCHASE AGREEMENT

This SECURITIES PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of August 8, 2022, by and between APPLETON COAL LLC, a Delaware limited liability company (the “Seller”), and RAMACO DEVELOPMENT, LLC, a Delaware limited liability company (“Purchaser”) (each of Seller and Purchaser, a “Party,” and together, the “Parties”).

RECITALS

A.            WHEREAS, the Seller owns all of the issued and outstanding limited liability company interests (the “Company Securities”) of Maben Coal LLC, a Delaware limited liability company (the “Company”);

B.            WHEREAS, Company is the sole shareholder of Carbon Resources Development, Inc., a West Virginia corporation (“CRD,” and together with the Company, the “Company Group”);

C.            WHEREAS, the Company and CRD own or lease certain coal mining assets including permits, coal leases, buildings, and other assets related to the business of coal mining in West Virginia;

D.            WHEREAS, subject to the terms and conditions of this Agreement, Purchaser desires to purchase from the Seller, and the Seller desires to sell to Purchaser, the Company Securities; and

E.            WHEREAS, the Seller and Purchaser desire to make certain representations, warranties, covenants and agreements in connection with the transactions contemplated by this Agreement, and also to prescribe various conditions to the Closing of the transactions contemplated by this Agreement, as set forth in, and subject to the provisions of, this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1
DEFINITIONS

1.1            Definitions. As used in this Agreement, the following terms have the meanings set forth below.

“Action” means any legal action, arbitration, audit, hearing, litigation or proceeding (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before any Governmental Authority.

“Affidavit as to Lost Membership Certificate” means an affidavit by Seller attesting that Certificate Number 1 issuing the Company Securities to Seller has been lost, in form and substance reasonably acceptable to Seller and Purchaser as of the date hereof.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such Person. The term “control” means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. The terms “controlled”, “controlling”, and “under common control with” have meanings correlative thereto.

“Affiliated Group” means an affiliated group as defined in Section 1504 of the Code (or any analogous combined, consolidated or unitary group defined under state, local or foreign income Tax Law) of which any member of the Company Group is or has been a member.

“Amended and Restated Company Operating Agreement” means an amended and restated operating agreement of the Company, in form and substance reasonably acceptable to Seller, Lender and Purchaser as of the date hereof.

“Ancillary Agreements” means the Affidavit as to Lost Membership Certificate, the Amended and Restated Company Operating Agreement, Assignment and Assumption Agreement, Assignment of LLC Interests, Contract Mining Agreement, Intercreditor Agreement, Membership Certificate and Blank Interest Power, WPP Replacement Leases, Purchase Price Allocation, Seller Lien Pledge Agreement, and all other agreements, instruments, filings and other documents entered into, filed or delivered by Seller, Company Group, Purchaser, the Guarantors or any other Person pursuant to or in connection with the transactions contemplated by this Agreement, other than this Agreement and other the Loan Agreement and other Loan Documents.

“Assignment and Assumption Agreement” means an assignment and assumption agreement, in form and substance reasonably acceptable to both the Seller and Purchaser as of the date hereof, whereby the Company Group assigns to the Seller all of their right, title and interest in and to the Excluded Assets and the Seller assumes from the Company Group all of the Retained Liabilities.

“Assignment of LLC Interests” means an Assignment of LLC Interests entered into between Purchaser and Seller, in form and substance reasonably acceptable to the Seller and Purchaser as of the date hereof, evidencing the sale, transfer and assignment of the Company Securities to Purchaser.

“Black Lung Claim” means any written claim or demand asserting any right with respect to Black Lung Liabilities.

“Black Lung Liabilities” means liabilities in respect of the Black Lung Benefits Revenue Act of 1977 and the Black Lung Benefits Reform Act of 1977, as amended in 1981, and any corresponding state law.

“Bond” means any bond, penal (or reclamation) bond, letter of credit and other financial assurance required by or under Governmental Permits or Laws.

“Business” means the business of the Company Group as currently conducted as of the date hereof.

“Business Day” shall mean any day on which commercial banks are open for business in New York, New York and London, England.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., as amended through the date hereof.

“Change of Control Approval” means the final approval of the WVDEP and any other applicable Governmental Authorities of the change of ownership and control of the Company and CRD from the Seller to Purchaser pursuant to the transactions contemplated by this Agreement such that the Seller, its Affiliates and each of their respective officers, managers, employees and agents are fully released from any and all obligations and Liabilities under or relating to any of the Governmental Permits of the Company Group and any penal (or reclamation) Bonds, performance Bonds or other Bonds or collateral posted in connection therewith.

“Coal Act” means the Coal Industry Retiree Health Benefit Act of 1992, as amended through the date hereof.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Securities Collateral” means, collectively, (i) the Company Securities, (ii) the Membership Certificate and Blank Interest Power, (iii) any interest on the books and records of the Company or on the books and records of any securities intermediary pertaining to the Company Securities, (iv) all economic rights relating to the foregoing, including, without limitation, all rights to share in the profits and losses of the Company, (v) all governance rights relating to the foregoing, including, without limitation, all rights to vote, consent to action and otherwise participate in the management of the Company, and (vi) without limitation the foregoing, all dividends, distributions, cash, warrants, rights, options, instruments, securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Company Securities, in each case, whether now owned or hereafter acquired, together with all additions, substitutions, replacements and proceed thereof

“Confidentiality Agreement” means that certain Confidentiality Agreement dated August 8, 2019, by and between Purchaser and the Lender, as amended by that certain First Amendment to Confidentiality Agreement dated May 11, 2022, by and between Purchaser and Lender, as may be further amended, extended and otherwise modified from time to time.

“Contemplated Transactions” means the transactions contemplated by this Agreement and the Loan Documents.

“Deposits” means, collectively, (i) the exclusivity fee in the amount of One Hundred Thousand Dollars ($100,000.00) previously paid to and deposited with Seller by Purchaser pursuant to that certain Letter of Intent entered into by and between the Parties on or around May 13, 2022, and (ii) the additional earnest money deposit in the amount of Four Hundred Thousand Dollars ($400,000.00) previously paid to and deposited Seller by Purchaser pursuant to said Letter of Intent.

“Disclosure Schedules” means all of the Schedules to this Agreement related to the representation and warranties of the Seller in Article 5.

“Dollars” or “$”, when used in this Agreement or any Ancillary Agreement, means United States dollars unless otherwise stated.

“Employee Benefit Plan” means any employee benefit plan as defined under Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and each other employee benefit or compensation plan, practice, policy, agreement or arrangement, including any bonus, compensation, commission, deferred compensation, stock purchase, stock option, stock appreciation, equity or equity-based, severance, retention, salary continuation, vacation, holiday, paid time off, sick leave, fringe benefit, incentive, insurance, employment, consulting, independent contractor, change in control, welfare or similar plan, practice, policy, agreement or arrangement, in each case, whether or not reduced to writing, whether funded or unfunded, and whether or not subject to ERISA.

“Environment” means soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

“Environmental Law” means any Law that requires or relates to: (i) advising appropriate authorities, employees, and the public of intended or actual releases of pollutants or hazardous substances or materials, violations of discharge limits, or other prohibitions and of the commencement of activities, such as resource extraction or construction, that could have significant impact on the Environment; (ii) preventing or reducing to acceptable levels the release of pollutants or hazardous substances or materials into the Environment; (iii) reducing the quantities, preventing the release, or minimizing the hazardous characteristics of wastes that are generated; (iv) assuring that products are designed, formulated, packaged, and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of; (v) protecting resources, species, or ecological amenities; (vi) reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil, or other potentially harmful substances; (vii) cleaning up pollutants that have been released, preventing the threat of release, or paying the costs of such clean up or prevention; or (viii) making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

“Environmental Permits” means any Governmental Permit required under or issued pursuant to any applicable Environmental Law.

“Environmental Representations” means the representations and warranties made by the Seller in Section 5.14.

“Fundamental Representations” means (i) the representations and warranties made by the Seller in Section 5.1 (Organization and Power), Section 5.2 (Authorization), Section 5.3 (Capitalization; Subsidiaries), Section 5.4 (Absence of Conflicts), Section 5.16 (Taxes), and Section 5.17 (Brokerage), and (ii) the representations and warranties made by Purchaser in Section 6.1 (Organization and Power), Section 6.2 (Authorization), Section 6.3 (Absence of Conflicts), Section 6.6 (Brokerage), Section 6.8 (Due Diligence Review), Section 6.10 (Knowledge of Misrepresentations or Omissions), Section 6.11 (Solvency) and Section 6.12 (Permit Eligibility).

“GAAP” means generally accepted accounting principles, consistently applied, in the United States and consistent with the Company Group’s past practices.

“Governmental Authority” means any United States or other federal, state or local government or other political subdivision thereof, any entity, authority, tribunal, agency or body exercising executive, legislative, judicial, regulatory, fiscal or administrative functions of any such government or political subdivision, and any supranational organization of sovereign states exercising such functions for such sovereign states.

“Governmental Permits” means all permits, licenses, franchises, registrations, certificates, consents, approvals and other authorizations, filings, exemptions, variances and rulings obtained from any Governmental Authority.

“Grantors” means, collectively, (i) Purchaser, (ii) the Company, (iii) CRD, and (iv) any and all current and future Subsidiaries of the Company and CRD, if applicable.

“Guaranties” means, collectively, (i) a guaranty from the Parent, in form and substance reasonably satisfactory to Lender, jointly and severally guaranteeing the payment and performance of the obligations of Purchaser and all other Guarantors under the Loan Documents, (ii) guaranties from the Company, CRD and any future direct or indirect Subsidiary thereof, jointly and severally guaranteeing the payment and performance of the obligations of Purchaser and all other Guarantors under the Loan Documents, and (iii) any other guaranties contemplated by the Loan Agreement.

“Guarantors” means, collectively, (i)  the Parent, (ii) each of the members of the Company Group, and (iii) any and all other Persons required under the Loan Agreement to guarantee the payment or performance of any obligations of Purchaser or any other Person under any of the Loan Documents.

“Hazardous Material” means any waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law.

“Indebtedness” means, with respect to any Person at any date, without duplication: (i) all obligations of such Person for borrowed money (excluding any inter-company obligations for borrowed money, any trade payables, accounts payable and any other current liabilities), (ii) all obligations of such person in respect of letters of credit, to the extent drawn, and (iii) any accrued interest and fees related to any of the foregoing.

“Intellectual Property” means (i) patents and patent applications, (ii) trademarks, service marks, trade names and trade dress, together with all goodwill associated therewith, and internet domain names, (iii) copyrights, (iv) trade secrets, and (v) registrations and applications for any of the foregoing.

“Intercreditor Agreement” means an intercreditor agreement, in form and substance satisfactory to the Lender and the Seller in their sole discretion, by and between the Lender and the Seller, with Purchaser and Company joining.

“Knowledge” or “Known” means (a) in the case of Purchaser, the actual knowledge of the persons set forth in Schedule 1.1(a), without independent investigation, and (b) in the case of the Seller, the actual knowledge of the persons set forth in Schedule 1.1(b), without independent investigation.

“Law” means any federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, order, decree, judgment, requirement or rule of law (including common law).

“Leasehold Deeds of Trust” means one (1) or more leasehold deeds of trust, security agreements, assignments of rents and leases, fixture filings and as-extracted collateral filings, in form and substance reasonably satisfactory to the Lender, by and from the Company to a trustee designated by the Lender, for the benefit of the Lender, with respect to each of the Real Property Leases and the leased premises covered thereby.

“Lender” means Investec Bank PLC or one of its Affiliates.

“Liabilities” any and all liabilities and obligations of every kind and description whatsoever, whether such liabilities or obligations are known or unknown, disclosed or undisclosed, matured or unmatured, accrued, absolute, contingent or otherwise.

“Liens” means any mortgage, pledge, security interest, encumbrance, lien, easement, or charge. A license of Intellectual Property shall not be deemed to be a Lien.

“Loan” means a loan from the Lender to Purchaser in the amount of Twenty-One Million Dollars ($21,000,000.00) for the sole purpose of Purchaser paying the Remaining Purchase Price, which loan will be governed by the Loan Agreement and other Loan Documents.

“Loan Agreement” means a loan agreement, in form and substance reasonably satisfactory to Seller and the Lender, by and between the Lender, as lender, and Purchaser, as the borrower, and the other Persons from time to time party thereto (as applicable), as amended, restated, supplemented or otherwise modified from time to time.

“Loan Documents” means the Loan Agreement, the Guaranties, the Security Instruments, and all other agreements, instruments, promissory notes, filings and other documents entered into, filed or delivered by Purchaser, the Lender, any of the Guarantors or any other Person pursuant to or in connection with the Loan or the Loan Agreement, in each case, as amended, restated, supplemented or otherwise modified from time to time.

“Losses” any and all losses, Liabilities, claims, obligations, deficiencies, demands, judgments, damages, interest, fines, penalties, claims, suits, actions, causes of action, assessments, awards, settlements, taxes, costs, disbursements and expenses (including costs of investigation and reasonable defense and attorneys’ and other professionals’ fees), in each case, except where otherwise specified, whether or not involving a claim made by a third party.

“Majestic/Grey Flats Purchase Agreement” means that certain Asset and Stock Purchase Agreement dated January 31, 2011, by and between Majestic Resources Development Company LLC, Grey Flats Development Company LLC, Robert L. Worley, Brad Scott and Maben Coal LLC, as amended or otherwise modified, and that certain Assignment and Assumption Agreement dated January 31, 2011, by and between Majestic Resources Development Company LLC and Grey Flats Development Company LLC, as amended or otherwise modified.

“Marshall Miller” means Marshall Miller and Associates, Inc.

“Marshall Miller Reports” means (i) that certain “Reserve Assessment & Cost Model Maben Property” dated June 2018 prepared by Marshal Miller and (ii) that certain draft “Updated Reserve Assessment for the Maben Property in Raleigh and Wyoming Counties, West Virginia” dated June 2019 prepared by Marshall Miller.

“Material Adverse Effect” means any event, circumstance, change, occurrence or effect (collectively, “Events”) that has a material and adverse effect upon the assets or liabilities of the Company Group, taken as a whole; provided, however, that none of the following (either alone or in combination with any other Event) shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been, a Material Adverse Effect: (a) any Event arising from or relating to (i) general business or economic conditions, (ii) the industry in which the Company Group operates, including a decline in prices or demand for coal, increases in costs of transportation and raw materials, and labor shortages, (iii) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States or any of its respective territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (iv) changes in GAAP, (v) the financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (vi) changes in Law, (vii) any “act of God,” including weather, natural disasters and earthquakes, (viii) any action taken by Purchaser or its Affiliates or any omission by Purchaser or its Affiliates of any action contemplated by this Agreement, (ix) any action taken by Seller or any member of the Company Group or any omission to act by Seller or any member of the Company Group, in each case that is in compliance with the terms of this Agreement or was otherwise taken (or not taken) with the consent of or at the request of Purchaser or any of its Affiliates, or (x) the announcement or pendency of this Agreement or the consummation of the Contemplated Transactions, including any actions taken by customers, suppliers or personnel; but only to the extent, in the case of clauses (i), (ii) and (vi), that such Event does not materially disproportionately affect the Company Group relative to other entities in the industry in which the Company Group operates; (b) any Event which is cured on or prior to the Closing Date; or (c) any Event that is disclosed on the Schedules or which Purchaser otherwise has actual knowledge of as of the date of this Agreement.

“Membership Certificate and Blank Interest Power” means Certificate Number 2 issuing the Company Securities to Purchaser coupled with a blank interest power for the transfer of the Company Securities from Purchaser to be held as collateral by the Lender under the Loan Agreement, this Agreement, the Seller Lien Pledge Agreement, and the Intercreditor Agreement, in form and substance satisfactory to the Seller, Lender and Purchaser as of the date hereof.

“Organizational Document” means, as to any Person, its constitution, certificate of incorporation or articles of organization, certificate of formation, regulations, by-laws or operating agreement or any equivalent documents under the Law of such Person’s jurisdiction of incorporation or organization.

“Parent” means Ramaco Resources, Inc., a Delaware corporation listed and publicly traded on the NASDAQ stock exchange under the ticker symbol “METC.”

“Permit Blocked” means, with respect to any Person, that such Person or any Person that “owns and controls” such Person or is “owned or controlled” by such Person, including, without limitation, any officers, directors, managers, parents, Subsidiaries or individuals or entities owning ten percent (10%) or more of the equity interests of such Person, is ineligible to receive any mining permits, reclamation permits or other permits or licenses from any Governmental Authority under Environmental Laws or other applicable Laws relating to the mining, processing, shipping or selling of coal or the reclamation of lands or waters disturbed thereby.

“Permitted Liens” means (i) cashiers’, landlords’, mechanics’, materialmen’s, carriers’, workmen’s, repairmen’s, contractors’, processors’, maritime, consignees’, warehousemen’s and other like Liens arising or incurred in the ordinary course of business and for amounts which are not delinquent or are being contested in good faith and which would not, individually or in the aggregate, have a Material Adverse Effect, (ii) easements, covenants, conditions, rights-of-way, restrictions and other similar charges, title defects and encumbrances granted by third parties (other than the Seller or the Company Group), including, without limitation, the landlords of any member of the Company Group, (iii) Liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith and for which reserves have been established, (iv) zoning, entitlement, conservation restriction and other land use and environmental regulations by Governmental Authorities, (v) pledges or deposits under workers’ compensation legislation, unemployment insurance or similar applicable Laws, (vi) the terms, covenants, conditions and reservations contained in each Real Property Lease and any Liens granted to landlords therein (in addition to statutory landlord’s Liens), (vii) customary rights of set-off, revocation, refund or chargeback, (viii) Liens arising by operation of law on insurance policies and proceeds thereof to secure premiums thereunder, (ix) any conditions that might be shown by a current, accurate survey or physical inspection, (x) any real property or leasehold rights or interests vested in, or licenses granted to, any Person other than the Seller, the Lender, their Affiliates, or a member of the Company Group relating to the leased premises under any of the Real Property Leases or lands adjacent thereto, including, without limitation, the surface thereof and any minerals or timber therein, thereon or thereunder, in each case, to the extent not subleased or otherwise granted to such Person by a third party (other than the Seller or its Affiliates or any member of the Company Group), including, without limitation, the landlords of any member of the Company Group, (xi) the Majestic/Grey Flats Purchase Agreement and the overriding royalty payments owed under or in connection with the foregoing, and (xii) any liens granted to Lender or Seller pursuant to this Agreement, any of the Ancillary Agreements or any of the Loan Documents.

“Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated association, corporation, limited liability company, entity or Governmental Authority.

“Pre-Closing Tax Period” means each taxable period ending on or before the Closing Date and the portion through the end of the Closing Date of any Straddle Period.

“Purchaser Indemnitees” means Purchaser, its Affiliates and each of the officers, directors, shareholders, managers, members, representatives and agents of each of the foregoing; and “Purchaser Indemnitee” means any one of the Purchaser Indemnitees.

“Security Instruments” means, collectively, (i) a pledge and security agreement, in form and substance reasonably satisfactory to the Lender, by and between the Grantors, as grantors, and the Lender, as secured party, pursuant to which the Grantors pledge and grant the Lender a security interest in the Company Securities, the Subsidiary Securities and all of the other equity interests in the Company, CRD and their respective current and future Subsidiaries, the proceeds thereof and other collateral related thereto, as contemplated by the Loan Agreement, and (ii) the Leasehold Deeds of Trust.

“Seller Indemnitees” means the Seller, the Lender, the Company, CRD, each of their respective Affiliates and each of the officers, directors, shareholders, managers, members, representatives and agents of each of the foregoing; and “Seller Indemnitee” means any one of the Seller Indemnitees.

“Specified Provisions” means the provisions of Section 3.2, Section 3.3, Section 3.4, Section 4.1, Section 4.2, Section 4.3, Section 4.4, Section 4.7, and Section 4.8

“Straddle Period” means any taxable period that includes (but does not end on) the Closing Date.

“Subsidiary” means, with respect to any Person, any partnership, limited liability company, corporation or other business entity of which (i) if a corporation, a majority of the total voting power of securities entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, limited liability company or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof.

“Tax” means any foreign, federal, state or local income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, real property gains, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, real property, personal property, capital stock or other securities, social security, unemployment, disability, payroll, license, or employee or other withholding tax, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing.

“Tax Return” means any return, statement, schedule, declaration, report, claim for refund, information return or other document (including any related or supporting schedule, statement or information and including any amendment thereof) filed or required to be filed in connection with the determination, assessment or collection of any Tax of any party or the administration of any laws, regulations or administrative requirements relating to any Tax.

“Transaction Expenses” means, collectively, the amount of the fees, commissions, costs and expenses that are incurred prior to, on or after the Closing Date by or on behalf of a Person in connection with the preparation, negotiation and execution of this Agreement and/or the consummation or performance of any of the transactions contemplated by this Agreement and the Ancillary Agreements, including the fees and expenses of any broker, investment banker or financial advisor, any legal, accounting and consulting fees and expenses, including, but not limited to, any brokerage fees or commissions payable to Perella Weinberg Partners in connection with the consummation of the transactions contemplated under this Agreement, the payment of which shall be the sole responsibility of Seller.

“Transaction Indebtedness” means, collectively, any and all Indebtedness under, arising from or relating to this Agreement, any of the Ancillary Agreements, the Loan Agreement, the other Loan Documents, or the Contemplated Transactions.

“WPP Leases” means (i) that certain Coal Mining Lease dated effective as of April 1, 2009, originally by and between WPP LLC, as lessor, and Majestic Resources Development Company, LLC (predecessor-in-interest of the Company), as lessee, and Western Pocahontas Properties Limited Partnership, as the same has been amended, supplemented or otherwise modified from time to time prior to the date of this Agreement, and (ii) that certain Coal Mining Lease dated June 11, 2014, but effective as of January 1, 2014, by and between WPP LLC, as lessor, and Maben Coal LLC, as lessee, and Western Pocahontas Properties Limited Partnership (WPPLP), as the same has been amended, supplemented or otherwise modified from time to time prior to the date of this Agreement, each such Coal Mining Leases being a Real Property Lease as set forth on Schedule 5.8(a).

“WPP Replacement Leases” means one (1) or more coal mining leases or amended and restated coal mining leases, in each case in form and substance acceptable to the Seller and the Lender with respect to their interests and collateral positions and approved by the Seller and the Lender in writing at or prior to the Closing, between the Company and WPP LLC (and/or one or more of its Affiliates) amending and restating either or both of the WPP Leases in their entirety or replacing the same in their entirety effectively immediately upon the termination thereof.

“WVDEP” means the West Virginia Department of Environmental Protection, including each of its divisions or subdivisions.

1.2            Cross References. Each of the following terms shall have the meaning specified in the Section of this Agreement set forth opposite such term:

Section

1933 Act	6.9
Action	1.1
AEP Deposit Reimbursement Amount	2.5(a)
Affidavit as to Lost Membership Certificate	1.1
Affiliate	1.1
Affiliated Group	1.1
Agreement	Preamble

Amended and Restated Company Operating Agreement	1.1
Ancillary Agreements	1.1
Assignment and Assumption Agreement	1.1
Assignment of LLC Interests	1.1
Black Lung Claim	1.1
Black Lung Liabilities	1.1
Bond	1.1
Business	1.1
Business Day	1.1
CERCLA	1.1
Change of Control Approval	1.1
Claims Notice	10.7(b)
Closing	3.1
Closing Date.	3.1
Coal Act	1.1
Code	1.1
Company	Recital A
Company Group	Recital B
Company Group Bonds	2.2(c)
Company Group Bonds Proceeds	2.2(c)
Company Resolutions	3.4(c)
Company Securities	Recital A
Company Securities Collateral	1.1
Confidentiality Agreement	1.1
Contemplated Transactions	1.1
Contract	5.9
Contracts	5.9
CRD	Recital B
CRD Resolutions	3.4(d)
Deposits	1.1
Direct Claim	10.7(a)
Disclosure Schedules	1.1
Disclosure Schedules Update	7.13(e)
Dollars or “$”	1.1
Easements	5.8(c)
Employee Benefit Plan	1.1
Environment	1.1
Environmental Law	1.1
Environmental Permits	1.1
Environmental Representations	1.1
Excluded Assets	2.2
Financial Statements	5.6(a)
Final Transfer Date	4.1(b)
Fundamental Representations	1.1
GAAP	1.1
Governmental Authority	1.1

Governmental Permits	1.1
Grantors	1.1
Guaranties	1.1
Gurantors	1.1
Hazardous Material	1.1
Indebtedness	1.1
Indemnified Party	10.7(a)
Indemnifying Party	10.7(a)
Initial Purchase Price	2.4(b)
Intellectual Property	1.1
Intercreditor Agreement	1.1
Interim Period	4.3(b)(i)
Knowledge	1.1
Law	1.1
Leased Real Property	5.8(a)
Leasehold Deeds of Trust	1.1
Lender	1.1
Liabilities	1.1
Liens	1.1
Litigation Conditions	10.7(c)
Loan	1.1
Loan Agreement	1.1
Loan Documents	1.1
Losses	1.1
MAR Reimbursement Amount	2.5(b)
Majestic/Grey Flats Purchase Agreement	1.1
Marshall Miller	1.1
Marshall Miller Reports	1.1
Material Adverse Effect	1.1
Membership Certificate and Blank Interest Power	1.1
Organizational Document	1.1
Outside Date	9.1(d)
Parent	1.1
Party	Premable
Parties	Preamble
Permit Blocked	1.1
Contract Mining Agreement	4.3(b)(vi)
Permitted Liens	1.1
Person	1.1
Pre-Closing Tax Period	1.1
Pre-Closing Tax Refund	7.11(g)
Purchase Price	2.4(a)
Purchase Price Allocation	2.4(d)
Purchaser	Preamble
Purchaser Default	4.9
Purchaser Indemnitees	1.1

Real Property Leases	5.8(a)
Remaining Purchase Price	2.4(c)
Retained Liabilities	2.3
Schedule	7.13
Schedules	7.13
Security Instruments	1.1
Securities Laws	7.7
Seller	Preamble
Seller Indemnitees	1.1
Seller Insurance Policies	5.19
Seller Lien	4.8
Seller Lien Pledge Agreement	4.8
Seller Parties	11.13
Specified Provisions	1.1
Straddle Period	1.1
Subsidiary	1.1
Subsidiary Securities	5.3(b)
Tax	1.1
Tax Return	1.1
Third Party Claim	10.7(b)
Trade Payables	2.3(a)
Transaction Expenses	1.1
Transaction Indebtedness	1.1
Uncorrected Violation	4.5(d)
Violations	4.6(b)
WPP Leases	1.1
WPP Replacement Leases	1.1
WVDEP	1.1

ARTICLE 2
PURCHASE AND SALE of company securities

2.1            Purchase and Sale of Company Securities. Upon the terms and subject to the conditions set forth herein and on the basis of the representations, warranties, covenants and agreements contained herein, at the Closing, the Seller shall sell to Purchaser, and Purchaser shall purchase from the Seller, the Company Securities, free and clear of all Liens (other than any restrictions under the 1933 Act and state securities laws, Liens created by or resulting from actions of Purchaser or Liens arising out of this Agreement, the Ancillary Agreements, or the Loan Documents).

2.2            Excluded Assets. Notwithstanding any provision of this Agreement, the Parties hereto acknowledge and agree that the Seller or its designee shall retain or acquire all right, title and interest in and to the following assets (collectively, the “Excluded Assets”):

(a)            all bank accounts of the Company Group;

(b)            all cash, cash equivalents and accounts receivable of the Company Group as of the Closing Date;

(c)            subject to Section 4.2(b), the remaining cash balance of the Bonds as of the Closing Date held by Governmental Authorities for mining permits and reclamation obligations of the Company Group (such bonds, the “Company Group Bonds”) (excluding any interest accruing thereon that the WVDEP is entitled to and elects to retain under applicable Laws or the terms of such Bonds) (such cash balance of the Company Group Bonds, less such excluded interest, if any, the “Company Group Bonds Proceeds”); provided, the Company Group Bonds shall be released and delivered to the Seller in accordance with the provisions of Section 4.2(a);

(d)            any Employee Benefit Plan of the Seller or its Affiliates or in which the Company Group or its Affiliates participates as of the Closing Date;

(e)            all rights relating to refunds, recovery or recoupment of Taxes paid or required to be paid by the Company Group or with respect to any of the assets of the Company Group arising from or relating to any Pre-Closing Tax Period; and

(f)            the Company’s contract with Suddenlink Communications for phone and internet services at 13905 McCorkle Ave. SE, One Carbon Center, Suite 501, Charleston, West Virginia 25315.

2.3            Retained Liabilities. Notwithstanding anything to the contrary set forth in this Agreement, the Parties acknowledge and agree that Purchaser shall not accept or assume, and the Seller shall retain or acquire, the following liabilities (collectively, the “Retained Liabilities”):

(a)            all Indebtedness (other than Transaction Indebtedness) of the Company Group as of the Closing and all trade payables of the Company Group (“Trade Payables”) existing as of the Closing; provided, the Indebtedness (other than Transaction Indebtedness) and Trade Payables of the Company Group known to Seller as of the day before the Closing Date shall be paid off by the Company Group at or prior to Closing in accordance with the provisions of Section 3.2(i);

(b)            all obligations of the Company Group or its Affiliates relating to any Employee Benefit Plan of the Seller or its Affiliates or in which the Company Group or its Affiliates participates as of the Closing Date; and

(c)            those liabilities and obligations of the Seller or the Company Group as specifically set forth in Schedule 2.3(c).

2.4            Purchase Price.

(a)            The aggregate purchase price to be paid by Purchaser to the Seller for the Company Securities shall be an amount equal to Thirty Million Dollars ($30,000,000.00) (the “Purchase Price”).

(b)            Nine Million Dollars ($9,000,000.00) of the Purchase Price (the “Initial Purchase Price”) less the aggregate sum of any and all Deposits that are paid by Purchaser prior to the Closing Date, which shall be credited and applied against the Initial Purchase Price at Closing, shall be paid by Purchaser to the Seller in cash at the Closing, by wire transfer of immediately available funds to an account (or accounts) designated by the Seller in writing on or before the Closing Date.

(c)            The remaining Twenty-One Million Dollars ($21,000,000.00) of the Purchase Price (the “Remaining Purchase Price”) shall be (i) financed by the Lender through the Loan pursuant to the Loan Documents, (ii) payable to the Seller at the Closing from the proceeds of the Loan, and (iii) paid directly to the Seller by the Lender on behalf of Purchaser in conjunction with the funding of the Loan, by wire transfer of immediately available funds to an account (or accounts) designated by the Seller in writing on or before the Closing Date or by another method agreed to by and between the Lender and the Seller.

(d)            Purchaser and the Seller agree that the purchase of the Company Securities will be treated for all applicable income Tax purposes as a purchase of assets owned by the Company. The Parties shall work in good faith to agree as to the allocation of the Purchase Price and any additional consideration (for Tax purposes including any liabilities of the Company assumed by Purchaser) among the assets of the Company in accordance with the Code and applicable Law on or before Closing (the “Purchase Price Allocation”). Purchaser and Seller shall timely file all Tax Returns in accordance with the Purchase Price Allocation and shall not take any position, in connection with any Tax Return, audit or similar proceeding related to Taxes, that is inconsistent with such allocation, except in each case as otherwise required by applicable Law.

2.5            Reimbursements.

(a)            Reimbursement of AEP Security Deposit. At the Closing, Purchaser shall pay to the Seller the amount of Thirty-Five Thousand Dollars ($35,000.00) (the “AEP Deposit Reimbursement Amount”), as reimbursement for the security deposit in equal to the AEP Deposit Reimbursement Amount posted with American Electric Power or one of its Affiliates on behalf of the Company Group.

(b)            Reimbursement of Minimum Annual Rentals. At the Closing, Purchaser shall pay to Seller an amount equal to the amount of all recoupable annual minimum rentals or advance minimum royalties under the Real Property Leases paid in advance on behalf of the Company or CRD for calendar year 2022 (the “MAR Reimbursement Amount”), as reimbursement for said annual minimum rentals or advance minimum royalties, the payment of which is subject to and contingent upon, with respect to the WPP Leases, the extent that recoupment of such annual minimum rentals or advance minimum royalties is permitted under the terms of any WPP Replacement Leases.

ARTICLE 3
CLOSING TRANSACTIONS

3.1            Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place remotely by video or teleconference in which all interested Parties are able to participate or at the offices of Jackson Kelly PLLC, 500 Lee Street East, Suite 1600, Charleston, West Virginia 25301, commencing at 10:00 a.m. local time on the second Business Day following the satisfaction or waiver of all conditions of the Parties to consummate the transactions contemplated by this Agreement (other than the conditions with respect to actions the respective Parties will take at the Closing itself), or at such other place or on such other date as is mutually agreed in writing (e-mail being sufficient) between Purchaser and the Seller. The date upon which the Closing occurs is referred to herein as the “Closing Date.” The Closing shall be effective as of 11:59 p.m. local time.

3.2            Closing Deliveries of the Seller. Subject to the conditions set forth in this Agreement, at or prior to the Closing, the Seller shall deliver or cause to be delivered to Purchaser:

(a)            the Assignment of LLC Interests, duly executed by the Seller;

(b)            the Affidavit as to Lost Membership Certificate, duly executed by the Seller;

(c)            the Assignment and Assumption Agreement, duly executed by the Seller;

(d)            the Purchase Price Allocation as provided in Section 2.4(d), duly executed by the Seller;

(e)            the Intercreditor Agreement, duly executed by the Lender and the Seller;

(f)            a true and correct copy of resolutions of the member(s) of the Seller, in form and substance reasonably satisfactory to Purchaser, approving the transactions contemplated by this Agreement and authorizing its manager(s), officer(s) or other authorized agents to execute, deliver, enter into and perform, in the name and on behalf of the Seller, this Agreement and the Ancillary Agreements to which the Seller is a party;

(g)            a certificate from an officer of the Seller, in form and substance reasonably satisfactory to Purchaser, dated as of the Closing Date, certifying (i) as to the resolutions of the member(s) of the Seller approving and authorizing the transactions contemplated by this Agreement, (ii) as to the names and signatures of the officer(s), manager(s) or other authorized agent(s) of the Seller authorized to sign this Agreement and the Ancillary Agreements to which Seller is a party on behalf of the Seller, and (iii) that the applicable conditions precedent specified in Sections 8.2(a) and 8.2(b) have been satisfied;

(h)            a true, correct and complete list of all Indebtedness (other than Transaction Indebtedness) and Trade Payables of the Company Group Known to the Seller to exist on the Closing Date, together with evidence reasonably satisfactory to Purchaser that all such Indebtedness and Trade Payables are being or have been fully paid or otherwise satisfied by the Company Group or the Seller as of the Closing;

(i)            copies of signed written resignations of each manager and officer of the Company and CRD effective as of the Closing Date;

(j)            the original books and records of the Company Group then in the Seller’s possession; and

(k)            such other documents or instruments as Purchaser may reasonably request in good faith to consummate or evidence the transactions contemplated hereby.

3.3            Closing Deliveries of Purchaser. Subject to the conditions set forth in this Agreement, at or prior to the Closing, Purchaser shall deliver or cause to be delivered to the Seller or the Lender (as applicable):

(a)            payment of the Purchase Price, in the applicable manner set forth in Section 2.4;

(b)            payment of the AEP Deposit Reimbursement Amount, by wire transfer of immediately available funds to an account (or accounts) designated by Seller in writing on or before the Closing Date;

(c)            payment of the MAR Reimbursement Amount, by wire transfer of immediately available funds to an account (or accounts) designated by Seller in writing on or before the Closing Date;

(d)            the Assignment of LLC Interests, duly executed by Purchaser;

(e)            the Seller Lien Pledge Agreement, duly executed by Purchaser;

(f)            the Membership Certificate and Blank Interest Power, with the blank interest power duly executed by Purchaser;

(g)            the Intercreditor Agreement, duly executed by Purchaser;

(h)            the Loan Agreement, duly executed by Purchaser;

(i)            each of the Guaranties, duly executed by the Guarantors, as applicable;

(j)            each of the Security Instruments, duly executed by the Grantors, as applicable;

(k)            each of the other Loan Documents to which Purchaser, any Guarantor or any Grantor is a party required under the terms of the Loan Agreement to be delivered on the Closing Date, in each case, duly executed by Purchaser, each such Guarantor and each such Grantor, as applicable;

(l)            each of the other Loan Documents which is required under the terms of the Loan Agreement to be delivered by Purchaser on the Closing Date;

(m)            the Purchase Price Allocation as provided in Section 2.4(d), duly executed by Purchaser;

(n)            the Amended and Restated Company Operating Agreement, duly executed by the Purchaser;

(o)            a true and correct copy of resolutions of the member(s) and manager(s) of Purchaser (as applicable), in form and substance reasonably satisfactory to the Seller, approving the Contemplated Transactions and authorizing its manager(s), officer(s) or other authorized agents to execute, deliver, enter into and perform, in the name and on behalf of Purchaser, this Agreement, the Ancillary Agreements to which Purchaser is a party, and the Loan Agreement and the other Loan Documents to which Purchaser is a party;

(p)            a certificate from an officer or manager of Purchaser, in form and substance reasonably satisfactory to the Seller, dated as of the Closing Date, certifying (i) as to the resolutions of the member(s) and manager(s) of Purchaser (as applicable) approving and authorizing the Contemplated Transactions, (ii) as to the names and signatures of the officer(s), manager(s) or other authorized agent(s) of Purchaser authorized to sign this Agreement, the Ancillary Agreements to which Purchaser is a party, the Loan Agreement and the other Loan Documents to which Purchaser is a party on behalf of Purchaser, and (iii) that the applicable conditions precedent specified in Sections 8.1(a) and 8.1(b) have been satisfied; and

(q)            such other documents or instruments as the Seller may reasonably request in good faith to consummate or evidence the Contemplated Transactions.

3.4            Closing Deliveries of the Company Group. Subject to the conditions set forth in this Agreement, at the Closing, immediately after giving effect to the deliveries set forth in Section 3.2 and Section 3.3, Purchaser shall cause the Company Group to deliver or cause to be delivered to the Seller or the Lender (as applicable):

(a)            the Assignment and Assumption Agreement, duly executed by each member of the Company Group, as applicable;

(b)            the Amended and Restated Company Operating Agreement, duly executed by the Company;

(c)            the Membership Certificate and Blank Interest Power, with the membership certificate duly executed by the Company;

(d)            the Loan Documents to which either member of the Company Group is a party that is required to be delivered to the Lender at the Closing, in each case, duly executed by each member of the Company Group, as applicable;

(e)            a true and correct copy of resolutions of Purchaser, as the sole member of the Company, in form and substance reasonably satisfactory to the Seller, approving the Contemplated Transactions and the Loan Agreement and authorizing an authorized agent to execute, deliver, enter into and perform (as applicable), in the name and on behalf of the Company, this Agreement, the Ancillary Agreements to which the Company is a party and the Loan Documents to which the Company is a party (the “Company Resolutions”);

(f)            a true and correct copy of resolutions of the Company, as the sole shareholder of CRD, signed by an authorized agent of Purchaser on behalf of the Company, in form and substance reasonably satisfactory to the Seller, approving the Contemplated Transactions and the Loan Agreement and authorizing an authorized agent to execute, deliver, enter into and perform (as applicable), in the name and on behalf of CRD, this Agreement, the Ancillary Agreements to which CRD is a party, and the Loan Documents to which CRD is a party (the “CRD Resolutions”); and

(g)            such other documents or instruments as the Seller may reasonably request in good faith to consummate or evidence the transactions contemplated hereby.

ARTICLE 4

REGULATORY APPROVAL; POST-CLOSING RIGHTS AND OBLIGATIONS

4.1            Regulatory Approval.

(a)            Filings; Consents. As promptly as practical after the date of this Agreement, Purchaser shall make all filings required by applicable Laws to be made by Purchaser to consummate the Contemplated Transactions, including, without limitation, all filings which must be made with any Governmental Authority in respect of the Company Group’s Governmental Permits; provided, however, the filings required to be made with the WVDEP or other Governmental Authorities by Purchaser and the Company Group for the Change of Control Approval shall be made in accordance with the time frame therefor set forth in Section 4.1(b). Purchaser shall cooperate with the Seller and the Company Group with respect to all filings that the Seller and the Company Group are required by applicable Laws to make in connection with the transactions contemplated by this Agreement. Likewise, Seller shall cooperate with the Purchaser and the Company Group with respect to all filings that the Purchaser and the Company Group are required to make under this Agreement or by applicable Law in connection with the Contemplated Transactions.

(b)            Change of Control Approval. Prior to the Closing, Purchaser shall deliver to Seller copies of all of the appropriate permit transfer or change of ownership and control applications and application for advance approval therefor, to be filed with the WVDEP or other Governmental Authorities in respect of the Change of Control Approval. Within five (5) Business Days following the Closing Date, Purchaser shall file such applications with the WVDEP or other appropriate Governmental Authorities, and shall thereafter, using commercially reasonable efforts, take all other necessary actions, to cause the Change of Control Approval to occur as soon as possible after the Closing and in no event later than one hundred twenty (120) days after the Closing Date (the “Final Transfer Date”); provided, however, in the event that Purchaser has timely filed all such applications with the WVDEP or other appropriate Governmental Authorities and has used commercially reasonable efforts to cause the Change of Control Approval to occur as soon as possible after the Closing, but notwithstanding the foregoing efforts on Purchaser’s part, the Change of Control Approval has not occurred within one hundred twenty (120) days after the Closing Date for reasons beyond Purchaser’s control, the Final Transfer Date shall be extended for so long thereafter as Purchaser continues to diligently exercise commercially reasonable efforts to obtain Change of Control Approval; provided further, however, that the Final Transfer Date shall not be extended beyond the date Seller exercises the Seller Lien upon the occurrence of a Purchaser Default that is not cured within the applicable cure period, if any. The Seller shall provide reasonable and timely cooperation and support (including signing such regulatory forms as may be necessary) to Purchaser in good faith to facilitate the Change of Control Approval; provided, however, that Seller shall not be obligated to incur any material costs or expenses or make any material concessions in providing such cooperation and support to Purchaser.

(c)            Notice of Obstacles to Change of Control Approval. Purchaser shall immediately notify Seller of any facts that would render Purchaser or its Affiliates ineligible to receive any Environmental Permits or other Governmental Permits or frustrate or delay the Change of Control Approval being obtained.

4.2            Bond Replacement/Purchase.

(a)            Bond Replacement. At the earliest time provided for in the WVDEP’s procedure for the Change of Control Approval, Purchaser shall cause replacement penal (or reclamation) Bonds to be posted with the WVDEP in the amounts required by WVDEP in order to replace and release all of the Company Group Bonds. Immediately upon Purchaser posting such Bonds, Purchaser shall take all commercially reasonable actions within its power to cause the WVDEP to release the Company Group Bonds Proceeds (which are Excluded Assets) directly to the Seller within fifteen (15) days.

(b)            Bond Purchaser. In the event WVDEP has not released the Company Group Bonds Proceeds to Seller by October 15, 2022, for any reason, Purchaser shall pay an amount equal to the amount of the Company Group Bonds as of the Closing to the Seller in exchange for the Company Group Bonds and any bank accounts relating thereto to remain in place with the WVDEP. In such event, Purchaser shall be deemed to have purchased the Company Group Bonds and any bank accounts relating to the Company Group Bonds, which shall be considered purchased assets under this Agreement and remain the property of the Company Group and shall not constitute Excluded Assets hereunder.

4.3            Interim Operations by Purchaser.

(a)            Designation of Purchaser as Operator. As soon as practicable after the Closing, and in any event within five (5) Business Days following the Closing Date, Purchaser shall file all applications necessary to be designated as an operator on or under each of the Environmental Permits of the Company Group which constitute mining or reclamation permits as set forth on Schedule 4.3(a) and application for advance approval therefor. Purchaser may perform its obligations under this Article 4 through a wholly owned Affiliate (other than any member of the Company Group) designated by Purchaser to be named as operator under the Environmental Permits of the Company Group (sometimes referred to herein as “designated Affiliate”); provided, however, that such designated Affiliate is named in the applications required to be provided to Seller hereunder prior to Closing. For avoidance of doubt, any reference to Purchaser as used under this Article 4 as it relates to Purchaser’s obligations with respect to the applicable Environmental Permits of the Company Group shall refer to Purchaser and the designated Affiliate regardless of whether the designated Affiliate is expressly named herein.

(b)            Limited Operations.

(i)            During the period between Purchaser being approved as a designated operator on or under said Environmental Permits and the earliest to occur of the following (A) the completion of the Change of Control Approval and the release of the Company Group Bonds and delivery of the same to the Seller in accordance with the provisions of Section 4.2, (B) the Final Transfer Date, as may be extended in accordance with Section 4.1(b), and (C) the Seller exercising the Seller Lien upon the occurrence of a Purchaser Default that is not cured within the applicable cure period, if any (such period, the “Interim Period”), Purchaser may, subject to the terms and conditions set forth in this Section 4.3, conduct the following site preparation, pre-mining operations and reclamation activities on the Leased Real Property during the Interim Period: cleaning up or pulling ditches, dipping ponds and sumps, improving internal roads, cleaning up and preparing existing highwalls for mining operations (including grouting or cutting out old auger mine workings), performing reclamation work under any of the Company Group’s Environmental Permits, and removing coal incidental to the foregoing activities (to the extent that such coal removal does not violate any Governmental Permit or applicable Laws). Purchaser shall conduct the foregoing activities to the extent required to maintain the Environmental Permits in compliance with applicable Laws. Subject to the terms and conditions set forth in this Section 4.3, Purchaser may sell to third parties any such incidental coal removed by Purchaser from the Leased Real Property during the course of conducting the above-mentioned activities.

(ii)            Purchaser shall conduct all mining operations on or under the Environmental Permits of the Company Group during the Interim Period in Purchaser’s own name, and not in the name of any member of the Company Group, on its own behalf and/or as an independent contractor and not as an agent, partner or joint venturer of the Seller or any member of the Company Group. Purchaser shall conduct all such mining operations in compliance with the Company Group’s Environmental Permits, shall maintain such Environmental Permits in compliance with all applicable Laws, and shall otherwise comply with all applicable Laws, including the posting of any additional bond amounts required by any Governmental Authority. For the sake of clarity, Purchaser shall be responsible for obtaining its own “MSHA ID Number(s)” from the Mine Safety and Health Administration and any other Governmental Permits required in order for Purchaser or its designated Affiliate to operate as a designated operator under the Company Group’s Environmental Permits. Notwithstanding anything to the contrary set forth herein, Purchaser shall not conduct any activities or operations on the Leased Real Property except for the limited activities and operations expressly permitted in Section 4.3(b)(i) unless as agreed to in writing by and between the Parties pursuant to a Contract Mining Agreement (as defined herein under Section 4.3(b)(vi)).

(iii)            In conducting any activities on the Leased Real Property during the Interim Period, Purchaser shall comply with (A) all of the applicable terms and conditions of the Real Property Leases (and any WPP Replacement Leases), and (B) any reasonable rules or restrictions concerning such permitted activities, or activity on the Leased Real Property generally, established by the Seller and delivered to Purchaser in writing. Notwithstanding anything to the contrary contained herein, the Seller shall not, and shall not be deemed to, control any mining or mining-related operations or activities of the Purchaser during the Interim Period.

(iv)            To the extent that Purchaser sells any incidental coal removed from the Leased Real Property during the Interim Period as contemplated under Section 4.3(b)(i) or the Contract Mining Agreement, Purchaser shall sell such coal in Purchaser’s own name and not in the name of the Seller or any member of the Company Group and shall be solely responsible for, shall timely pay, and shall indemnify and hold harmless the Seller Indemnitees (including the Company Group for the benefit of Seller) from and against, any and all Taxes and production royalties assessed to or owed by the Seller, Purchaser or any member of the Company Group on account of any such coal sold by or on behalf of Purchaser.

(v)            To the extent necessary, the Seller and Purchaser will cause the Company or CRD to grant Purchaser the limited right to enter onto the Leased Real Property for the purposes of conducting the limited activities set forth in Section 4.3(b)(i).

(vi)            Notwithstanding the limitation on operations set forth in Section 4.3(b)(i), the Parties hereby agree that if (A) the Interim Period extends beyond October 15, 2022, (B) no Purchaser Default has occurred, (C) either Seller has received the Company Group Bond Proceeds under Section 4.2(a) or Purchaser has paid Seller the amount of the Company Group Bonds under Section 4.2(b), (D) advance approval for the Change of Control Application has been granted by the WVDEP, and (E) Purchaser’s application to designate it as an operator under each of the Environmental Permits has been granted by the WVDEP, the Company Group, Purchaser, and its designated Affiliate shall enter into a Contract Mining Agreement in form and substance reasonably acceptable to both the Seller and Purchaser as of the Closing (the “Contract Mining Agreement”) to be effective as of October 15, 2022, which shall be joined, acknowledged and agreed to by Seller, for the purpose of allowing Purchaser or its designated Affiliate to commence and conduct any and all mining operations and other related activities for the duration of the remaining Interim Period in accordance with the terms and conditions set forth in the Contract Mining Agreement.

(c)            Insurance. During the Interim Period, Purchaser shall obtain and maintain insurance policies and coverages of no less than the policies and coverages set forth on Exhibit A attached hereto and incorporated herein, naming the Seller, its Affiliates, the Company, and CRD, and its and their officers, directors, management employees and agents as additional insureds for the duration of the Interim Period only. Prior to its entry onto the Leased Real Property, Purchaser shall provide the Seller with certificates of insurance, in form and substance satisfactory to the Seller, that indicate that Purchaser has obtained such required insurance. The Seller shall maintain all Seller Insurance Policies throughout the Interim Period; provided, in accordance with the terms and conditions set forth on Exhibit A, the insurance policies and coverages obtained and maintained by Purchaser in accordance herewith shall be primary and not contributory as to any of the Seller Insurance Policies with respect to any insured casualties, losses or claims occurring during the Interim Period. Following the Interim Period, the Seller may terminate any of the Seller Insurance Policies or cause the Company Group to be removed from the Seller Insurance Policies or otherwise cease to be covered by the Seller Insurance Policies. In the event Seller is required to pay any additional insurance premiums for the Seller Insurance Policies or other out-of-pocket expenses related thereto during the Interim Period, Purchaser shall reimburse Seller for such amounts within fifteen (15) days of an invoice from Seller.

(d)            Information Concerning Interim Operations. Purchaser shall provide the Seller with all plans and other information relating to Purchaser’s proposed operations and activities on the Leased Real Property during the Interim Period.

(e)            Responsibility/Indemnification for Affiliate Actions. Notwithstanding anything contained herein to the contrary, Purchaser shall in all cases be and remain responsible to Seller for the performance and compliance with the terms and conditions set forth in this Agreement and any Contract Mining Agreement by any designated Affiliate during the Interim Period. Purchaser shall indemnify, defend, and hold harmless the Seller Indemnitees (including Company Group for the benefit of Seller) from and against any and all Losses incurred by any such Seller Indemnitees in connection with the actions of Purchaser’s designated Affiliate arising from the breach of or failure to comply with this Article 4 or any Contract Mining Agreement to which any such Affiliate is a party.

4.4            Interim Period Management of the Company Group.

(a)            After the Closing, until the end of the Interim Period, Purchaser shall operate the Company Group subject to the approval of Seller, with Robert E. Ellis serving as the Seller’s representative and Christopher L. Blanchard serving as the Purchaser’s representative. Subject to the other provisions of this Section 4.4(a), all day-to-day operating and business decisions shall be within the sole discretion and decision-making authority of Christopher L. Blanchard and shall not require the prior consent of Seller or Seller’s representative. All non-day-to-day operating and business decisions will be mutually agreed upon by the respective representatives of the Seller and Purchaser; provided, however, that the Seller’s consent for any operational and business decisions proposed by Purchaser requiring the consent of Seller shall not be unreasonably withheld, conditioned or delayed, so long as they would not constitute a breach or violation of this Agreement, any Ancillary Agreements, the Loan Documents, any Real Property Leases (or WPP Replacement Leases), any Governmental Permits or any other Law. During the Interim Period, the Company Group shall not, and Purchaser shall cause the Company Group not to, without the prior written consent of Seller, which consent shall not be unreasonably withheld (i) conduct any mining operations or pre-mining activities (the foregoing not constituting, for purposes of clarity, a limitation on Purchaser’s own activities undertaken pursuant to and in accordance with Section 4.3(b) or any applicable Contract Mining Agreement), (ii) form or acquire any direct or indirect Subsidiaries of any member of the Company Group, (iii) amend or modify any of the Real Property Leases, in whole or in part, except, with respect to the WPP Leases, pursuant to the WPP Replacement Leases, (iv) terminate or surrender any of the Real Property Leases, in whole or in part, except, with respect to any WPP Lease, to the extent that the same is immediately replaced with a WPP Replacement Lease upon such termination or surrender thereof, (v) enter into any new leases or other Contracts (other than (x) WPP Replacement Leases or (y) any other Contracts that are entered into in the ordinary course of business and otherwise necessary for the day-to-day business operations of a member of the Company Group (as such business operations are limited pursuant to this Agreement) and which may be terminated by the applicable member of the Company Group upon notice without liability to such member of the Company Group), (vi) file or take any action to commence a bankruptcy proceeding or have a receiver appointed with respect to it or its property. During the Interim Period, Purchaser shall operate the Company Group in such a manner that the Company Group complies with their Governmental Permits and all other Laws, except to the extent that any non-compliance pre-dates the Closing, in which case Purchaser shall cause such non-compliance to be rectified as soon as reasonably possible following the discovery thereof. Notwithstanding any other provisions herein to the contrary, including Seller’s granting or withholding of consent for operations of the Company Group during the Interim Period, Purchaser shall be solely responsible for the cost of operating the Company Group after Closing, including operating the Company Group in compliance with said Governmental Permits and other Laws after the Closing. Notwithstanding anything contained in this Agreement to the contrary, except as set forth in Section 4.6(b), Seller shall be solely responsible for the payment of any and all compensation or other amounts owed to Robert E. Ellis for any officer, manager, consulting services provided to the Company Group during the Interim Period or for any pre-Closing periods including, but not limited to, any obligations of the Seller in connection with any consulting agreement by and between Robert E. Ellis and Seller.

(b)            In the event that the Interim Period ends upon Purchaser satisfying all of its obligations under Section 4.1 and Section 4.2, without the occurrence of a Purchaser Default, the non day-to-day operations of the Company Group shall no longer be subject to the approval and consent of Seller as set forth herein and the Seller Lien shall be effectively released and terminated and be of no further force or effect in accordance with Section 4.12. In the event that Seller exercises the Seller Lien during the Interim Period upon the occurrence of a Purchaser Default, full control of the operations of the Company Group shall transfer to the Seller, its designee, or a third-party purchaser, as applicable.

(c)            Notwithstanding anything to the contrary set forth herein, including Seller’s granting or withholding of consent for operations of the Company Group during the Interim Period, Purchaser shall be solely responsible following the Closing for the Company Group’s compliance with and performance of all of their requirements under their Governmental Permits and other applicable Laws.

4.5            Indemnity. Without limiting any of the obligations of Purchaser or the Company Group under Article 10 (but subject to the provisions of Section 10.8), Purchaser shall indemnify, defend and hold harmless any and all of the Seller Indemnitees (including Company Group for the benefit of Seller) from and against any and all Losses incurred or sustained by the Seller or any other Seller Indemnitee arising from or relating to the following (but excluding any such Losses that are attributable to or arise from (i) the actions or omissions of the Seller Indemnitees (other than the exercise of Seller’s rights (or Seller’s decision not to act) under Section 4.6), or (ii) conditions or circumstances that the Seller has failed to disclose in breach of its representations and warranties contained in Article 5):

(a)            any assessment of the WVDEP or any other Governmental Authority against the Company Group Bonds after the Closing;

(b)            any breach of any of the provisions of this Article 4 by Purchaser or its Affiliates or any failure by Purchaser or its Affiliates to comply with the provisions of this Article 4;

(c)            any Purchaser Default that is not cured within the applicable cure period, if any;

(d)            any Violation issued or occurring with respect to any of the Company Group’s Governmental Permits that Purchaser, its designated Affiliate, or the Company Group fails to abate or cure, in each case at Purchaser’s expense, on a timely basis in accordance with any such Governmental Permit and applicable Laws (an “Uncorrected Violation”), except to the extent that (i) such Uncorrected Violation is being contested by Purchaser, its designated Affiliate, or the Company Group (in each case at Purchaser’s expense) in good faith pursuant to and in accordance with applicable Laws, and (ii) the failure of Purchaser, its designated Affiliate, or the Company Group to prevail in contesting such Uncorrected Violation would not reasonably be expected to (A) subject any member the Company Group or any of the Company Group’s Governmental Permits to a cessation order or show cause order or material fine or penalty, or (B) subject the Seller or any member of the Company Group to any material expense, or (C) subject any Seller Indemnitee to being Permit Blocked;

(e)            any fines or penalties assessed with respect to an Uncorrected Violation and any Losses incurred in order to abate or cure such Uncorrected Violation, except to the extent that (i) such fines or penalties are being contested by Purchaser or Company Group (at Purchaser’s expense) in good faith pursuant to and in accordance with applicable Laws, and (ii) the failure to pay such fines or penalties would not reasonably be expected to (A) subject any member the Company Group or any of the Company Group’s Governmental Permits to a cessation order or show cause order or material fine or penalty, (B) subject the Seller or any member of the Company Group to any material expense, or (C) subject any Seller Indemnitee to being Permit Blocked;

(f)            any Seller Indemnitee being Permit Blocked or receiving notice from the WVDEP that a Seller Indemnitee may potentially be Permit Blocked due to the actions of the Company or Purchaser, including, any Uncorrected Violation or any unpaid fines or penalties assessed with respect to an Uncorrected Violation; or

(g)            any operations, activities, acts or omissions by Purchaser, its designated Affiliate, or the Company Group after the Closing on or in connection with any of the Leased Real Property or the Governmental Permits of the Company Group.

4.6            Seller’s Right to Cure Violations.

(a)            During the Interim Period, Purchaser shall give the Seller prompt written notice and, to the extent possible, a copy of any Violation received by Purchaser, its designated Affiliate, or the Company Group after the Closing with respect to any of the Company Group’s Governmental Permits.

(b)            During the Interim Period, Seller shall have the right, but not the obligation, upon at least five (5) Business Days’ prior written notice to Purchaser or earlier if necessary under exigent circumstances in order to avoid any cessation order, show cause order or material fine, penalty or expense, to use the Seller’s own funds, including, without limitation, the proceeds of the Purchase Price, to (i) cure any violations, notices of violation, non-compliances, cessation orders, show cause orders or similar occurrences (“Violations”) issued or occurring with respect to any of the Company Group’s Governmental Permits which are not promptly abated or cured by Purchaser, or (ii) pay any fine or penalty assessed or issued with respect thereto; provided, however, upon the reasonable written request of Purchaser, the Seller shall cooperate with the Purchaser in good faith in contesting any such Violations prior to exercising the Seller’s right to cure or abate the same, unless the Seller reasonably believes in good faith based upon the written opinion of its legal counsel that Purchaser would not be able to prevail in contesting such Violation. Purchaser shall reimburse the Seller for all reasonable out-of-pocket costs and expenses incurred by the Seller, including compensation or other amounts owed to Robert E. Ellis, in curing any such Violations or paying any such fines or penalties, within ten (10) Business Days after the Seller giving Purchaser written notice of such costs or expenses incurred by the Seller as supported by payment receipts or other documentary evidence supporting the costs and expenses incurred by Seller. To the extent necessary, Purchaser will cause the Company or CRD to grant Seller and its representatives, contractors and agents the limited right to enter onto the Leased Real Property for the purposes of conducting the curative activities set forth in this Section 4.6(b).

4.7            Negative Pledge. Purchaser covenants that, prior to the completion of the Change of Control Approval and the replacement of the Company Group Bonds and the release and delivery of the proceeds thereof to the Seller in accordance with Section 4.2(a) or the payment to Seller of an amount equal to the amount of the Company Group Bonds in accordance with Section 4.2(b), Purchaser will not, and will not cause any member of the Company Group to, (a) sell, assign, convey, pledge, grant any Person a security interest in, or otherwise transfer or encumber any of the Company Securities or the Subsidiary Securities, or (b) sell, assign, convey, sublease, pledge or grant any Person a security interest in, or otherwise transfer or encumber the Leased Real Property, personal property or any of the other assets of any member of the Company Group, except, in each case, pursuant to the Loan Documents.

4.8            Seller Lien. As security for the payment and performance by Purchaser of its obligations under this Article 4 (including, without limitation, (a) Purchaser’s obligation to cause the Change of Control Approval to occur, (b) the replacement of the Company Group Bonds and the delivery of the Company Group Bonds Proceeds to the Seller in accordance with Section 4.2(a) or the payment to Seller of an amount equal to the amount of the Company Group Bonds in accordance with Section 4.2(b), and (c) all of the indemnification obligations of Purchaser under this Article 4), Purchaser hereby grants the Seller, effective as of the Closing, a second priority security interest in the Company Securities Collateral (the “Seller Lien”). At the Closing, Purchaser shall execute and deliver to the Seller the Membership Certificate and Blank Interest Power (to be delivered to the Lender), the Intercreditor Agreement, and such other documents reasonably requested by the Seller in order to secure, effect, evidence or perfect the Seller Lien, including, without limitation, a pledge agreement in form and substance reasonably satisfactory to the Seller (the “Seller Lien Pledge Agreement”).

4.9            Purchaser Default. Notwithstanding anything contained herein, each of the following events shall constitute a material breach of this Agreement by Purchaser (each a “Purchaser Default”):

(a)            if Purchaser fails to take all necessary actions to cause the Change of Control Approval to be obtained and thereafter fails to cure such failure within five (5) Business Days after receipt of written notice from Seller;

(b)            if Purchaser fails to (i) cause the Company Group Bonds to be replaced on a timely basis in the course of its procedure for the Change of Control Approval and the Company Group Bonds Proceeds to be timely released by the WVDEP and delivered to the Seller in accordance with Section 4.2(a), or (ii) pay to the Seller an amount equal to the amount of the Company Group Bonds as of the Closing in accordance with Section 4.2(b);

(c)            if Purchaser fails to timely reimburse the Seller for any costs or expenses incurred by the Seller for which the Seller is entitled to reimbursement in accordance with Section 4.6 and thereafter fails to cure such failure within ten (10) Business Days after receipt of written notice from the Seller;

(d)            if Purchaser or any of its Affiliates takes any of actions prohibited by Section 4.4(a) or violates the negative covenants in Section 4.7 and thereafter fails to cure such breach within ten (10) Business Days after receipt of written notice from Seller;

(e)            if Purchaser or any of its Affiliates fails to carry the insurance as required hereunder and in Exhibit A and such default shall continue for a period of ten (10) Business Days after receipt of written notice from Seller;

(f)            if Purchaser or any of its Affiliates has been notified in writing by the U.S. Office of Surface Mining Reclamation and Enforcement or the WVDEP that Purchaser or any of its Affiliates (i) is ineligible to receive surface mining permits or that the Change of Control Approvals cannot be granted and thereafter has not resolved such decisions by taking corrective action or successfully appealed such decisions after fully completing the appeals process permitted under applicable law, as applicable, (ii) is issued a show cause order that is not stayed and thereafter successfully appealed after fully completing the appeals process permitted under applicable law or terminated; or (iii) is prohibited from mining by a cessation order that is not stayed and thereafter successfully appealed after fully completing the appeals process permitted under applicable law or terminated;

(g)            if Purchaser or any Person that, together with its Affiliates, owns ten percent (10%) or more of the equity interests of Purchaser becomes subject to any bond forfeiture, permit suspension, or revocation that is not successfully appealed after fully completing the appeals process permitted under applicable law or terminated;

(h)            if any of the events of determination of permit ineligibility, denial of Change of Control Approvals, issuance of show cause order or cessation order, bond forfeiture, permit suspension or permit revocation as set forth in the foregoing Section 4.9(f) or Section 4.9(g) occurs and Purchaser fails to timely file any necessary appeals or take corrective action, prosecute any appeals or actions with all diligence, or permit Seller to intervene in any appeal or action processes;

(i)            if Purchaser or any of its Affiliates otherwise breaches or defaults in the performance of any other provisions of this Article 4 or breaches or defaults in the provisions of the Contract Mining Agreement in any material respect and (i) Purchaser fails to cure such breach or default within ten (10) Business Days after receiving written notice thereof from the Seller, or (ii) if such breach or default is inherently incapable of being cured within such period of time, Purchaser fails to commence curing the same within such period of time or at any time thereafter fails to continue diligently pursuing the cure of such breach or default before the same has been completely cured;

(j)            if Lender has provided written notice of the occurrence of an Event of Default (as defined in the Loan Agreement) to any Loan Party (as defined in the Loan Agreement) or Borrower Entity (as defined in the Loan agreement) that has not been cured within the applicable cure period, if any, as provided in the Loan Agreement;

(k)            if Seller has provided written notice of the occurrence of an Event of Default (as defined in the Seller Lien Pledge Agreement) to Purchaser that has not been cured within the applicable cure period, if any, as provided in the Seller Lien Pledge Agreement; or

(l)            if Lender has provided written notice of the occurrence of an Event of Default (as defined in any of the Security Instruments) to any Borrower Entity (as defined in the Loan Agreement) that is also a party to the Security Instruments that has not been cured within the applicable cure period, if any, as provided for in the Security Instruments.

4.10            Exercise of Seller Lien.

(a)            Upon the occurrence of any Purchaser Default during the Interim Period that is not cured within the applicable cure period, if any, the Seller shall have the right, but not the obligation, to exercise the Seller Lien by exercising and enforcing any or all of its rights or remedies under the Seller Lien Pledge Agreement or otherwise available at law or in equity, subject to the rights of Lender under the Intercreditor Agreement. Purchaser acknowledges and agrees that, in the event that the Seller exercises or enforces the Seller Lien upon the occurrence of a Purchaser Default that is not cured within the applicable cure period, if any, the Seller, its designee or a third-party purchaser, as applicable, shall acquire ownership of the Company Securities and the other Company Securities Collateral subject to the terms and conditions of the Seller Lien Pledge Agreement and the rights of Lender under the Intercreditor Agreement.

(b)            Purchaser acknowledges and agrees that, in the event that the Seller exercises its rights or remedies with respect to the Seller Lien upon the occurrence of a Purchaser Default that is not cured within the applicable cure period, if any, (i) the proceeds of (A) the Initial Purchase Price (and all Deposits applied to the payment of the Initial Purchase Price), (B) all reimbursement payments under Section 2.5, and (C) the replacement of the Company Group Bonds and the delivery of the Company Group Bonds Proceeds to the Seller in accordance with Section 4.2(a) or the payment to Seller of an amount equal to the amount of the Company Group Bonds in accordance with Section 4.2(b), shall be the property of the Seller and shall be non-refundable to Purchaser, and (ii) in the event the Company Group Bonds Proceeds have not been released to Seller in accordance with Section 4.2(a) or Purchaser has not paid Seller an amount equal to the amount of the Company Group Bonds in accordance with Section 4.2(b), the Seller shall retain the Company Group Bonds and the proceeds thereof. Notwithstanding anything contained herein to the contrary, the Parties agree that in the event that the Seller exercises its rights or remedies with respect to the Seller Lien upon the occurrence of a Purchaser Default that is not cured within the applicable cure period, if any, the Seller shall assume all of Purchaser’s indebtedness obligations and responsibilities under the Loan Documents so that the Purchaser and any applicable Guarantors in connection with the Loan and the Loan Documents shall be released from any and all obligations under the Loan except with respect to the amount of (i) any outstanding payments of principal or interest, or other fees or amounts, becoming due and owing under the Loan Documents prior to the date the Seller could have exercised the Seller Lien (“Exercise Date”), including without limitation any applicable late payment charges and interest at the Default Rate (as defined in the Loan Agreement) for the period of time through the Exercise Date; (ii) without limiting the foregoing, any expenses that Purchaser is obligated to pay pursuant to Section 10.2 of the Loan Agreement; (iii) any claims for indemnity that Lender makes against Purchaser under the Loan Documents arising out of event occurring prior to the date Seller exercises the Seller Lien; and (iv) claims for indemnity hereunder or under the Ancillary Agreements.

(c)            In the event that Seller exercises or enforces the Seller Lien, Purchaser shall, at its own cost and expense, promptly upon the request of the Seller, prepare, execute or file all such filings and take all such other actions as may be necessary or reasonably requested by the Seller in order to (i) withdraw or invalidate any applications or filings made or filed by or on behalf of Purchaser, the Seller or any member of the Company Group in connection with the Change of Control Approval or any other approvals from any Governmental Authority, and (ii) withdraw or remove Purchaser and/or its designated Affiliate as a designated operator from each of the Company Group's applicable Governmental Permits. Further, Purchaser hereby appoints the Seller as Purchaser’s and its designated Affiliate’s attorney-in-fact for the limited purpose of preparing, executing and filing such applications or filings, and taking such other actions, for, on behalf of, and in the name of Purchaser and/or its designated Affiliate in the event that Purchaser or its designated Affiliate fails to do so promptly upon the request of the Seller for the sole purpose of carrying out the actions set forth herein in accordance with this Section 4.10(c); provided, that such limited power of attorney shall automatically terminate upon termination of the Seller Lien in accordance with Section 4.12. The WVDEP and all other Governmental Authorities and other third parties may rely conclusively on a representation by the Seller that it is entitled to exercise such power of attorney.

4.11            Cumulative Remedies. Notwithstanding anything to the contrary set forth in this Agreement, each of the rights and remedies provided by this Article 4 is cumulative and not exclusive, and the use of any such right or remedy by the Seller or any other Seller Indemnitees shall not preclude or waive its right to use any or all other remedies. Said rights and remedies are given in addition to any other rights the Seller or the other Seller Indemnitees may have pursuant to this Agreement or otherwise at law or in equity. No failure or delay by the Seller in exercising any right, including the right to exercise the Seller Lien, shall operate as a waiver of such right.

4.12            Termination of Seller Lien Documents. In the event that the Change of Control Approval occurs on or before the Final Transfer Date, as may be extended in accordance with Section 4.1(b), and Purchaser timely causes the Company Group Bonds to be replaced and the Company Group Bonds Proceeds to be released by the WVDEP and transferred or otherwise delivered to the Seller in accordance with Section 4.2(a), or pays to the Seller an amount equal to the amount of the Company Group Bonds as of the Closing in accordance with Section 4.2(b), and no Purchaser Default has occurred and is then continuing: (a) the Seller shall release the Seller Lien and, if applicable, terminate any recorded financing statements perfecting the Seller Lien; and (b) the Seller Lien Pledge Agreement and any other security instruments in connection with the Seller Lien (other than the Membership Certificate and Blank Interest Power held by Lender and its other Security Instruments) shall hereby be terminated and of no force or effect. For the avoidance of doubt and notwithstanding anything contained herein to the contrary, upon Purchaser obtaining the Change of Control Approval on or before the Final Transfer Date, as may be extended in accordance with Section 4.1(b), and upon Purchaser causing either (i) the Company Group Bonds to be replaced and the Company Group Bonds Proceeds to be released by the WVDEP and transferred or otherwise delivered to the Seller in accordance with Section 4.2(a), or upon (ii) Purchaser paying to the Seller an amount equal to the amount of the Company Group Bonds as of the Closing in accordance with Section 4.2(b), and upon there being no Purchaser Default that has occurred and is then continuing, the Seller Lien, the Seller Lien Pledge Agreement, and any other security instruments in connection with the Seller Lien (other than the Membership Certificate and Blank Interest Power held by Lender and its other Security Instruments) shall automatically be terminated and of no force or effect and the occurrence of a Purchaser Default (as defined under Section 4.9) after such termination date shall not give Seller or any other Person the right to exercise the Seller Lien or exercise the rights and remedies under the Seller Lien Pledge Agreement after such termination date.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES of the seller

As a material inducement to Purchaser to enter into this Agreement and consummate the Contemplated Transactions, except as set forth in the Disclosure Schedules delivered to Purchaser concurrently herewith, as may be updated from time to time in accordance with the provisions of Section 7.12 and Section 7.13, the Seller hereby represents and warrants to Purchaser as of the date hereof and as of the Closing Date (except for any representation and warranty which addresses matters as of a specified date, which are made as of such specified date) as follows:

5.1            Organization and Power.

(a)            The Seller is duly organized, validly existing and in good standing under the laws of Delaware. The Seller has all requisite limited liability company power and authority to execute and deliver this Agreement and the Ancillary Agreements and to perform its obligations hereunder and thereunder.

(b)            The Company is duly organized, validly existing and in good standing under the laws of Delaware. The Company is qualified to do business as a foreign entity and is in good standing in the State of West Virginia, except to the extent the failure to qualify would not have a Material Adverse Effect. The Company has all requisite limited liability company power and authority to own and operate its assets and to carry on the Business as now conducted, except to the extent the failure to have such power and authority would not have a Material Adverse Effect.

5.2            Authorization. The execution and delivery by the Seller of this Agreement and the Ancillary Agreements to which it is a party, the performance by Seller of its obligations hereunder and thereunder, and the consummation of the transaction contemplated by this Agreement, have been duly and validly authorized by the Seller, and no other act or proceeding on the part of the Seller is necessary to authorize the execution and delivery of this Agreement and the Ancillary Agreements to which it is a party, the performance by the Seller of its obligations hereunder and thereunder, or the consummation of any of the transactions contemplated by this Agreement. This Agreement has been, and upon their execution the Ancillary Agreements to which Seller is a party will be, duly executed by the Seller and, assuming the due execution of this Agreement and the Ancillary Agreements by the other parties hereto and thereto, this Agreement constitutes, and the Ancillary Agreements to which Seller is a party will each constitute, a valid and binding obligation of the Seller, enforceable against the Seller in accordance with its and their terms, except as the enforceability hereof or thereof may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditor’s rights generally and as limited by the availability of specific performance and other equitable remedies or applicable equitable principles (whether considered in a proceeding at law or in equity).

5.3            Capitalization; Subsidiaries.

(a)            The authorized, issued and outstanding Company Securities are as set forth in Schedule 5.3.  All of the issued and outstanding Company Securities have been duly authorized, are validly issued and fully paid up and are owned of record and beneficially by the Seller free and clear of any Lien other than any Liens arising out of this Agreement, the Ancillary Agreements or the Loan Documents or any restriction pursuant to federal or state securities laws. There are no outstanding or authorized options, warrants, convertible securities, equity appreciation rights, phantom securities or similar rights with respect to the Company.

(b)            CRD is the Company’s sole Subsidiary. All of the issued and outstanding shares of capital stock of CRD (the “Subsidiary Securities”) as set forth in Schedule 5.3 are directly owned by the Company, free and clear of all Liens other than any Liens arising out of this Agreement, the Ancillary Agreements or the Loan Documents or any restriction pursuant to federal or state securities laws. All of the issued and outstanding Subsidiary Securities have been duly authorized and are validly issued and fully paid. There are no outstanding or authorized options, warrants, convertible securities, equity appreciation rights, phantom securities or similar rights with respect to CRD. CRD is duly incorporated, validly existing and in good standing under the laws of the State of West Virginia. CRD has all requisite corporate power and authority necessary to own and operate its assets and to carry on the Business as now conducted, except to the extent the failure to have such power and authority would not have a Material Adverse Effect.

5.4            Absence of Conflicts. Subject to the Change of Control Approval being obtained as contemplated by this Agreement, except as set forth in Schedule 5.4 or Schedule 5.5 or as may result from any facts or circumstances relating to Purchaser, the execution, delivery and performance by the Seller of this Agreement, the Ancillary Agreements to which Seller is a party, and the consummation of the transactions contemplated by this Agreement, do not and will not (a) violate, conflict with or result in the breach of the Organizational Documents of the Seller or any member of the Company Group, (b) conflict with or violate any Governmental Permit or Law applicable to the Seller or any member of the Company Group, or (c) conflict with, result in any breach of, constitute a default (or event which, with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to other Persons any rights of termination, acceleration, modification or cancellation of, any contract to which the Seller or any member of the Company Group is a party, except, in the case of clauses (b) and (c), as would not (i) materially and adversely affect the ability of the Seller to carry out its obligations under, and to consummate the transactions contemplated by this Agreement, or (ii) otherwise have a Material Adverse Effect.

5.5            Government Authorization. The execution, delivery and performance by the Seller of this Agreement, the Ancillary Agreements to which Seller is a party, and the consummation of the transactions contemplated by this Agreement, do not and will not require any consent, approval, authorization or other order of, action by, filing with or notification to, any Governmental Authority, except (a) for the Change of Control Approval, (b) as described in Schedule 5.5, (c) where failure to obtain such consent, approval, authorization, order or action, or to make such filing or notification, would not prevent or materially delay the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements or would not have a Material Adverse Effect, or (d) as may be necessary as a result of any facts or circumstances relating to Purchaser or any of its Affiliates.

5.6            Financial Statements.

(a)            The Seller has furnished or made available to Purchaser internally-prepared, unaudited consolidated balance sheets of the Company Group as of December 31, 2021, and internally-prepared, unaudited profit and loss statements of the Company Group for the annual periods ended on December 31, 2020, and December 31, 2021 (the “Financial Statements”). The Financial Statements present fairly in all material respects the financial condition, results of operations, and profits, losses and expenses of the Company Group (taken as a whole) throughout the periods covered thereby.

(b)            As of the Closing, there will be no Indebtedness of the Company Group, except for Transaction Indebtedness.

(c)            Schedule 5.6(c) lists all Indebtedness (other than Transaction Indebtedness) of the Company Group as of the date hereof.

(d)            Schedule 5.6(d) lists all recoupable annual minimum rentals or advance minimum royalties under the Real Property Leases paid in advance on behalf of the Company or CRD for calendar year 2022 that constitute the MAR Reimbursement Amount as of the date hereof.

5.7            No Undisclosed Liabilities. There are no outstanding, non-contingent liabilities of the Company Group, other than liabilities (a) reflected or reserved against on the Financial Statements, (b) set forth in Schedule 5.7, (c) incurred since the January 1, 2022, in the ordinary course of business of the Company Group, or (d) which would not have a Material Adverse Effect.

5.8            Real Property.

(a)            Leased Real Property. Schedule 5.8(a) lists all material real property rights, including coal, mining, exploration and surface rights, leased or subleased by any member of the Company Group (the “Leased Real Property”) and all of the written leases and subleases related thereto (the “Real Property Leases”). With respect to each Real Property Lease, and except as otherwise specified in Schedule 5.8(a):

(i)            each Real Property Lease is in full force and effect and is a valid and binding agreement of each member of the Company Group that is a party thereto and, to the Knowledge of Seller, each of the other parties thereto, enforceable by or against such member of the Company Group and, to the Knowledge of the Seller, each of such other parties thereto in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law);

(ii)            (A) no member of the Company Group is in monetary default under any Real Property Lease, and (B) to the Knowledge of Seller, no event has occurred which, with the passage of time or expiration of any grace period, would constitute a default of any member of the Company Group under such Real Property Lease, (C) to the Knowledge of Seller, no other party to any Real Property Lease is in default thereunder, and (D) no member of the Company Group has received a written notice of default with respect to any such Real Property Lease which has not been cured; and

(iii)            except for Permitted Liens, no Real Property Lease has been mortgaged, deeded in trust or subjected to a Lien by any member of the Company Group.

For clarity, none of the representations or warranties set forth in this Section 5.8(a) are made, or shall apply, with respect to any WPP Replacement Leases or any amendment, amendment and restatement or other modification of any of the Real Property Leases of which Purchaser has Knowledge or which are made or entered into prior to or after the date of this Agreement in connection with or in contemplation of any of the Contemplated Transactions. The Seller hereby disclaims any and all representations or warranties relating to any such WPP Replacement Leases or any such amendment, amendment and restatement or other modification of any of the Real Property Leases made or entered into prior to or after the date of this Agreement in connection with or in contemplation of any of the Contemplated Transactions.

(b)            Owned Real Property. No member of the Company Group owns any fee interest in real property.

(c)            Easements and Rights of Entry. Schedule 5.8(c) lists all real property easements, rights of way, easements, rights of entry and licenses held by the Company Group (the “Easements”). To the Knowledge of Seller, (i) each of the Easements is in full force and effect and is a valid and binding agreement of each member of the Company Group that is a party thereto and each of the other parties thereto, and (ii) no event has occurred which, with the passage of time or expiration of any grace period, would constitute a default of any member of the Company Group under such Easement.

5.9            Contracts. Schedule 5.9 sets forth all of the written agreements to which any member of the Company Group is a party (other than the Real Property Leases and the Easements) which are material to the Business and which are currently in effect or under which any material liability claim has been made against any member of the Company Group as of the date hereof, other than the Real Property Leases and the Easements (each a “Contract” and collectively, the “Contracts”). Except as set forth in Schedule 5.9; (i) no such Contract has been breached in any respect by any member of the Company Group, except for any breach which would not have a Material Adverse Effect; (ii) no member of the Company Group is in receipt of any written claim of default under any such contract; and (iii) each Contract is valid, binding and enforceable against each member of the Company Group which is a party thereto, as applicable, and to the Knowledge of Seller, each counterparty thereto, except as such enforceability may be limited by (A) applicable insolvency, bankruptcy, reorganization, moratorium or other similar laws affecting creditors’ rights generally, and (B) applicable equitable principles (whether considered in a proceeding at law or in equity), and is in full force and effect.

5.10            Intellectual Property. No member of the Company Group owns or licenses any Intellectual Property.

5.11            Governmental Permits.

(a)            Schedule 5.11(a) contains a complete listing of all Governmental Permits held by the members of the Company Group as of the date hereof.

(b)            Schedule 5.11(b) contains a complete listing of all Bonds posted by or on behalf of the members of the Company Group with Governmental Authorities as of the date hereof, specifying with respect to each such Bond (i) the initial cash or other collateral amounts paid or posted with respect thereto, (ii) the Governmental Permit or Governmental Permits (or bond increments) to which such Bond applies, (iii) the total acreage covered by such Bond as of the date of this Agreement, (iv) the amount of interest, if any, that has accrued on the cash or collateral constituting or posted in connection with such Bond, and (v) with respect to each cash Bond, the current balance thereof as of the latest report with respect thereto in the Seller’s possession.

(c)            Except as would not have a Material Adverse Effect, each applicable member of the Company Group is, and since December 31, 2017, has been, in compliance in all material respects with the terms and conditions of such material Governmental Permits (other than Environmental Permits) and, since December 31, 2017, has not received any written notices that it is in violation of any of the terms or conditions of such Governmental Permits (other than Environmental Permits).

(d)            The Seller makes no representation or warranty in this Section 5.11 with respect to any Environmental Permits or other environmental matters, which matters are exclusively addressed in Section 5.14.

5.12            Litigation; Proceedings. Except as otherwise set forth on Schedule 5.12 or Schedule 5.14(b), as of the date hereof, (a) there are no Actions pending or, to Seller’s Knowledge, threatened against any member of the Company Group, and (b) no member of the Company Group is subject to any currently-effective judgment, order or decree of any Governmental Authority.

5.13            Compliance with Laws. Except as otherwise set forth in Schedule 5.13, (a) each member of the Company Group is, and since December 31, 2017 has been, in compliance with all applicable Laws (other than Environmental Laws and Tax Laws), in each case as currently enforced by the applicable Governmental Authority, except where the failure to comply would not have a Material Adverse Effect, and (b) no written notice has been received by the Seller or any member of the Company Group alleging a material violation of or a material liability under any such Law (other than any Environmental Law or Tax Law) which is pending or remains unresolved; provided, that the Seller makes no representation or warranty in this Section 5.13 with respect to litigation matters (which matters are exclusively addressed in Section 5.12), environmental matters (which matters are exclusively addressed in Section 5.14) or Tax matters (which matters are exclusively addressed in Section 5.16).

5.14            Environmental Matters.

(a)            Schedule 5.14(a) sets forth each of the Environmental Permits held by the Company Group and any pending permit applications of the Company Group as of the date hereof.

(b)            Except as set forth on Schedule 5.14(b), to the Seller’s Knowledge, except as would not have a Material Adverse Effect: (i) since December 31, 2017, each member of the Company Group has conducted its operations in material compliance with all Environmental Laws applicable to such operations, except, in each case, to the extent that any violation thereof has been abated; (ii) since December 31, 2017, each member of the Company Group has complied in all material respects with all Environmental Permits held by such member of the Company Group (including those set forth on Schedule 5.14(a)), except, in each case, to the extent that any violation thereof has been abated; (iii) no member of the Company Group has been assessed any fine or penalty under or in respect of any such Environmental Permits held by such member of the Company Group which have not been paid in full; and (iv) as of the date hereof, there are no written claims or Actions pursuant to any Environmental Law pending or, to the Seller’s Knowledge, threatened, against any member of the Company Group.

(c)            Schedule 5.14(c) sets forth any and all Environment assessment or audit reports or other similar studies or analyses (other than inspection reports of any Governmental Authority which are available on such Governmental Authority’s website) generated within the last seven (7) years with respect to the Leased Real Property which are in the possession or control of the Seller or any member of the Company Group, and the Seller has provided complete copies thereof to Purchaser; provided, that the Seller makes no representation with respect to any such Environment assessment or audit reports or other similar studies or analyses, including, without limitation, with respect to the thoroughness, completeness or correctness thereof or of any information contained therein.

(d)            Except as disclosed in Schedule 5.14(d), or as addressed or allowed by a Governmental Permit, since the Company has been owned and controlled by the Seller: (i) the Company Group has not used the Leased Real Property to produce, manufacture, process, generate, store, use, handle, recycle, treat, dispose of, manage, ship or transport Hazardous Materials, other than as customary in the normal course of coal mining operations of the type conducted or previously conducted on the Leased Real Property; and (ii) except as would not have a Material Adverse Effect, all Hazardous Materials disposed of, treated or stored by any member of the Company Group on any Leased Real Property since the Company has been owned and controlled by the Seller have been disposed of, treated or stored, as the case may be, in material compliance with all applicable Environmental Laws.

(e)            Except as disclosed in Schedule 5.14(e), neither the Seller nor the Company Group has received notice from any Governmental Authority that it is liable or potentially liable under Section 107(a) of CERCLA.

(f)            Except as disclosed in Schedule 5.14(f), each member of the Company Group has posted and maintains in full force and effect all Bonds required to be posted by the WVDEP in connection with the Environmental Permits held by such member of the Company Group as of the date hereof based on the Business.

(g)            Except as disclosed in Schedule 5.14(g), to the Seller’s Knowledge, there are no conditions or circumstances for which Purchaser may become responsible to indemnify the Seller Indemnitees under Section 4.5(d) resulting from the activities or operations of the Company Group prior to the date hereof.

5.15            Employees. No member of the Company Group has any employees or has sponsored, maintained or contributed to any Employee Benefit Plan. No member of the Company Group has received any Black Lung Claims or, to the Knowledge of Seller, has any Black Lung Liabilities. While the Company has been owned by the Seller, no employees of the Seller have been used for mining activities.

5.16            Taxes.

(a)            Except as set forth in Schedule 5.16, (i) each member of the Company Group is, and since December 31, 2017 has been, in compliance with all applicable Tax Laws in all material respects, and (ii) each member of the Company Group has timely filed all material Tax Returns required to be filed by it with respect to tax years prior to 2021, and all such Tax Returns are correct and complete in all material respects; provided, that the members of the Company Group have been a member of an Affiliated Group in which the Seller is the parent and have been treated as disregarded entities in the Tax Returns for the Seller. All Taxes payable by the Company Group or the Seller for tax years prior to 2021, and all fines and penalties associated therewith (if any), have been paid in full.

(b)            Except as set forth in Schedule 5.16:

(i)            no member of the Company Group has consented to extend the time in which any Tax may be assessed or collected by any taxing authority, which extension is in effect as of the date hereof; and

(ii)            to the Seller’s Knowledge, there is no Action or audit now in progress, pending or threatened against or with respect to any member of the Company Group with respect to any Tax.

(c)            The provisions of this Section 5.16 constitute the sole and exclusive representations or warranties of the Seller relating to Tax matters.

5.17            Brokerage. Except for Perella Weinberg Partners, no broker, finder or investment banker is entitled to any brokerage commissions, finder’s fees or similar compensation in connection with the Contemplated Transactions based on any arrangement or agreement made by the Seller or any member of the Company Group.

5.18            Affiliate Transactions. Except as otherwise set forth on Schedule 5.18, there are no contracts, agreements, undertakings or other understandings between the Company or CRD, on the one hand, and the Seller, its Affiliates (excluding the Company and CRD) or any of its or their directors, officers, equityholders, managers, members or employees, on the other hand, except for this Agreement, the Ancillary Agreements, the Loan Documents, and the contracts, agreements, undertakings and other understandings contemplated hereby or thereby.

5.19            Insurance. Schedule 5.19 sets forth a complete list of each insurance policy obtained by or on behalf of the Seller to which any member of the Company Group is a party, a named insured, or otherwise the beneficiary of coverage (the “Seller Insurance Policies”). To Seller’s Knowledge, (i) all of the Seller Insurance Policies are legal, valid, binding and enforceable and in full force and effect as of the date hereof, and (ii) no member of the Company Group is in material breach or default with respect to its obligations thereunder (including with respect to the payment of premiums).

5.20            IT Systems. The Company Group has no information technology system that is separate and distinct from that of Seller or its other Affiliates.

5.21            Books and Records. The books of account, minute books, securities record books, operational records, and other records of the members of the Company Group have been made available to Purchaser.

5.22            Disclaimer. EXCEPT AS SET FORTH IN THIS ARTICLE 5, NONE OF THE SELLER, ITS AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR OTHER REPRESENTATIVES MAKE OR HAVE MADE, AND THE PURCHASER ACKNOWLEDGES THAT IT HAS NOT RELIED ON, ANY OTHER STATEMENT, REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF THE COMPANY GROUP, THE COMPANY SECURITIES, THE SUBSIDIARY SECURITIES, THE BUSINESS OR ANY OF THE ASSETS OF THE COMPANY GROUP, INCLUDING, WITHOUT LIMITATION, WITH RESPECT TO (a) MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, (b) THE OPERATION OF THE BUSINESS BY THE PURCHASER AFTER THE CLOSING IN ANY MANNER, OR (c) THE PROBABLE SUCCESS OR PROFITABILITY OF THE COMPANY GROUP OR BUSINESS AFTER THE CLOSING. WITHOUT LIMITING THE FOREGOING, THE SELLER EXPRESSLY DISCLAIMS ANY REPRESENTATIONS AND WARRANTIES AS TO THE FOLLOWING: (i) ANY DIMENSION OR SPECIFICATIONS OF ANY OF THE ASSETS OF THE COMPANY GROUP OR THE MINEABILITY, MERCHANTABILITY, WASHABILITY, VOLUME, QUANTITY, QUALITY OR RECOVERABILITY OF ANY COAL OR COAL RESERVES IN, ON OR UNDER THE LEASED REAL PROPERTY OR THE FEASIBILITY OF ANY MINE PLANS; (ii) PRICING OR VALUE ASSUMPTIONS, OR ESTIMATES ATTRIBUTABLE TO THE ASSETS OF THE COMPANY GROUP, OR THE ABILITY OR POTENTIAL OF THE ASSETS OF THE COMPANY GROUP FOR MINING PURPOSES, OR THE PROJECTED INCOME OR EXPENSES FOR THE ASSETS OF THE COMPANY GROUP, INCLUDING ANY ESTIMATE AND APPRAISAL OF THE EXTENT AND VALUE OF THE COAL SEAMS, MINING RIGHTS AND RESERVES; (iii) THE GEOLOGICAL OR ENGINEERING CONDITION OF ANY OF THE ASSETS OF THE COMPANY GROUP, INCLUDING SOUNDNESS, STABILITY OR SURFACE OR STRATA SUPPORT; (iv) THE MARSHALL MILLER REPORTS, OR (v) ANY OTHER THIRD-PARTY REPORTS, SURVEYS, ANALYSES OR ASSESSMENTS (INCLUDING, WITHOUT LIMITATION, ANY ENVIRONMENTAL SURVEYS, ANALYSES OR ASSESSMENTS) FURNISHED OR MADE AVAILABLE TO PURCHASER IN THE COURSE OF PURCHASER’S DUE DILIGENCE INVESTIGATION AND REVIEW IN CONNECTION WITH THE CONTEMPLATED TRANSACTIONS, OR THE COMPLETENESS, ACCURACY, RELIABILITY OR CORRECTNESS OF ANY SUCH REPORT, SURVEY, ANALYSIS OR ASSESSMENT OR ANY INFORMATION, ANALYSES OR ASSESSMENTS CONTAINED THEREIN.

ARTICLE 6
REPRESENTATIONS AND WARRANTIES OF PURCHASER

As an inducement to the Seller to enter into this Agreement and consummate the Contemplated Transactions, Purchaser represents and warrants as of the date hereof and as of the Closing Date as follows:

6.1            Organization and Power. Purchaser is a Delaware limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware and duly qualified to do business in the State of West Virginia. Purchaser has all requisite limited liability company power and authority to execute and deliver this Agreement, the Ancillary Agreements, and the Loan Documents, and to perform its obligations hereunder and thereunder.

6.2            Authorization. The execution and delivery by Purchaser of this Agreement, the Ancillary Agreements and the Loan Documents and the consummation of the Contemplated Transactions have been duly and validly authorized by Purchaser, and no other act or proceeding on the part of Purchaser, or its board of directors (or equivalent governing body) or members, is necessary to authorize the execution, delivery or performance of this Agreement, the Ancillary Agreements, or the Loan Documents, the performance of Purchaser hereunder or thereunder, or the consummation of the Contemplated Transactions. This Agreement has been, and upon their execution the Ancillary Agreements and the Loan Documents will be, duly executed by Purchaser, and assuming the due execution of this Agreement, the Ancillary Agreements and the applicable Loan Documents by the other parties hereto and thereto, this Agreement constitutes, and the Ancillary Agreements and such Loan Documents will each constitute, a valid and binding obligation of Purchaser, enforceable in accordance with their terms except as the enforceability hereof and thereof may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditor’s rights generally and as limited by the availability of specific performance and other equitable remedies or applicable equitable principles (whether considered in a proceeding at law or in equity).

6.3            Absence of Conflicts. The execution, delivery and performance by Purchaser of this Agreement, the Ancillary Agreements and the Loan Documents, and the consummation of the Contemplated Transactions, will not violate, conflict with, result in any material breach of, constitute a material default under, result in the termination or acceleration of, create in any Person the right to accelerate, terminate, modify or cancel, or require any notice under, (i) any Organizational Documents of Purchaser, or (ii) any material contract, material agreement, material arrangement, material indenture, material mortgage, material loan agreement, material lease, material sublease, material license, material sublicense, material franchise, material permit, material obligation or material instrument to which Purchaser is bound or affected.

6.4            Governmental Authorities and Consents. The execution, delivery and performance by Purchaser of this Agreement, the Ancillary Agreements, and the Loan Documents, and the consummation of the Contemplated Transactions, do not and will not require any consent, approval, authorization or other order of, action by, filing with or notification to, any Governmental Authority.

6.5            Litigation. There are no Actions pending or, to Purchaser’s Knowledge, threatened against or affecting Purchaser, at law or in equity, or before or by any Governmental Authority, which would adversely affect Purchaser’s performance under this Agreement, the Ancillary Agreements or the Loan Documents, or the consummation of the Contemplated Transactions.

6.6            Brokerage. There are no claims for brokerage commissions, finder’s fees or similar compensation in connection with the Contemplated Transactions based on any arrangement or agreement made or alleged to have been made by or on behalf of Purchaser (or its officers, directors, managers, employees or agents).

6.7            Financing. After giving effect to the Loan, Purchaser will have on the Closing Date, unrestricted cash on hand sufficient to pay the Purchase Price and all other amounts to be paid or repaid by Purchaser under this Agreement at the Closing, including, without limitation, Purchaser’s and its Affiliates fees and expenses associated with the Contemplated Transactions.

6.8            Due Diligence Review. Purchaser has conducted its own independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition and prospects of the Company Group, which investigation, review and analysis was done by Purchaser and its Affiliates and Representatives. Purchaser acknowledges that it and its Representatives have been provided adequate access to the personnel, properties, premises and records of the Company Group for such purpose. Purchaser acknowledges that it has inspected and is knowledgeable of the coal reserves that are included with the Leased Real Property.  In entering into this Agreement, Purchaser acknowledges that it has relied solely upon the aforementioned investigation, review and analysis and has not relied on any factual representations, statement or opinions of the Seller or its Representatives (except the specific representations and warranties of the Seller set forth in Article 5), including factual representations or opinions stated by the Seller or its Representatives, including any personnel of the Seller or the Company Group during the course of the independent investigation, whether given orally or in writing. Purchaser hereby acknowledges and agrees that other than the representations and warranties made in Article 5, none of the Seller, its Affiliates, or any of their respective officers, directors, employees, agents or other Representatives make or have made, and Purchaser has not relied and will not rely upon, any representation or warranty, express or implied, at law or in equity, with respect to the Company Group, the Company Securities, the Subsidiary Securities, the assets of the Company Group or the Business, including, without limitation, as to (a) merchantability or fitness for any particular use or purpose, (b) the operation of the Business by Purchaser after the Closing in any manner, or (c) the probable success or profitability of the Company Group or Business after the Closing. The coal reserves that are included with the Leased Real Property are accepted by Purchaser on an “AS IS” basis, there being no warranties or representations, either express or implied, including, without limitation, with respect to the mineability, washability or recoverability of the coal, merchantability of the coal, fitness for a particular purpose, quality of the coal or quantity of the coal. With respect to any projection or forecast delivered by or on behalf of Seller or any of its Affiliates to Purchaser in connection with Purchaser’s due diligence investigation of the Company Group, including, without limitation, the Marshall Miller Reports, Purchaser acknowledges that (i) there are uncertainties inherent in attempting to make such projections and forecasts, (ii) it is familiar with such uncertainties, (iii) it is taking full responsibility for making its own evaluation of the adequacy and accuracy of all such projections and forecasts so furnished to it, and (iv) it shall have no claim against any Person with respect thereto. None of the Seller, its Affiliates, or any of their respective officers, directors, managers, members, employees, agents or other Representatives will have or be subject to any liability or indemnification obligation to Purchaser or to any other Person resulting from the distribution to Purchaser, its Affiliates or Representatives, or Purchaser’s use of, any information relating to the Company Group, the assets of the Company Group or the Business or any information, documents or material made available to Purchaser, its Affiliates or Representatives whether orally or in writing, in certain “data rooms,” management presentations, functional “break-out” discussions, responses to questions submitted on behalf of Purchaser or in any other form during the independent investigation of Purchaser or otherwise in expectation of the Contemplated Transactions. The Seller hereby acknowledges and agrees that except for the representations and warranties set forth in Article 6, none of the Purchaser, its Affiliates or any of their respective officers, directors, managers, members, employees or other Representatives make or have made any representation or warranty, whether express or implied, to the Seller with respect to Purchaser, its Affiliates or the Contemplated Transactions.

6.9            Restricted Securities. Purchaser understands and acknowledges that (a) none of the Company Securities or the Subsidiary Securities has been registered or qualified under the Securities Act of 1933, as amended (the “1933 Act”), or under any securities laws of any state of the United States or other jurisdiction, in reliance upon specific exemptions thereunder for transactions not involving any public offering, (b) all of the Company Securities and Subsidiary Securities constitute “restricted securities” as defined in Rule 144 under the 1933 Act, (c) none of the Company Securities or Subsidiary Securities is traded or tradable on any securities exchange or over-the-counter, and (d) none of the Company Securities or Subsidiary Securities may be sold, transferred or otherwise disposed of unless a registration statement under the 1933 Act with respect to such Company Securities and Subsidiary Securities and qualification in accordance with any applicable state securities laws becomes effective or unless such registration and qualification is inapplicable or an exemption therefrom is available. Purchaser will not transfer or otherwise dispose of any of the Company Securities or Subsidiary Securities or any interest therein in any manner that may cause the Seller to be in violation of the 1933 Act or any applicable state securities laws.

6.10            Knowledge of Misrepresentations or Omissions. Purchaser does not have any Knowledge that any of the representations or warranties of the Seller in this Agreement are not true and correct in all material respects, and does not have any Knowledge of any material errors in, or omissions from, the Disclosure Schedules, after review of the same.

6.11            Solvency. After giving effect to the Loan Documents (and the Loan), on the Closing Date, Purchaser will have adequate capital to pay the Purchase Price and perform its other obligations hereunder and, to the Knowledge of Purchaser, will have (or have access to) adequate capital to carry on its business and be able to pay its debts as they become due. No transfer or acquisition of property is being made and no obligation is being incurred in connection with the Contemplated Transactions with the intent of Purchaser to hinder, delay or defraud either present or future creditors of Purchaser. In connection with the Contemplated Transactions, Purchaser does not intend to incur debts beyond its ability to pay the same as they become due.

6.12            Permit Eligibility. Neither Purchaser, nor any Person “owned or controlled” by Purchaser, nor any Person which “owns or controls” Purchaser, is (a) ineligible to receive any Governmental Permits relating to coal mining, reclamation or any related activities, or (b) to Purchaser’s Knowledge, under investigation to determine whether its eligibility to receive such Governmental Permits should be revoked (i.e. “permit blocked”). To Purchaser’s Knowledge, no facts exist that, presently or upon giving of notice or the lapse of time or otherwise, would render Purchaser ineligible to receive any of Environmental Permits or other Governmental Permits or frustrate or delay the Change of Control Approval being obtained on or before the Final Transfer Date, as may be extended in accordance with Section 4.1(b). As used herein, the terms “owned or controlled” and “owns or controls” shall be defined as set forth in 30 C.F.R. Section 701.5.

ARTICLE 7
COVENANTS; ADDITIONAL AGREEMENTS

7.1            Affirmative Covenants. From the date hereof and prior to the earlier to occur of the Closing Date or the date that this Agreement is terminated in accordance with Article 9, except as otherwise provided herein or as required by Law, the Seller shall, and shall cause each member of the Company Group to:

(a)            use its reasonable efforts to conduct the Business in all material respects only in the ordinary course of business or as is consistent in all material respects with pas custom and practice; and

(b)            cooperate with Purchaser in Purchaser’s due diligence investigation of the Business and its properties, to permit Purchaser and its authorized agents, at the sole cost of Purchaser, to have reasonable access to their respective books and records, during normal business hours and with reasonable prior written notice to the Seller; provided, however, notwithstanding anything to the contrary in this Agreement, the Seller shall not be required to disclose any information if such disclosure would, in the sole discretion of the Seller, (A) result in the waiver of any attorney-client privilege or other legal privilege of the Seller or any member of the Company Group or (B) contravene any applicable Laws.

7.2            Negative Covenants.

From the date hereof and prior to the earlier to occur of the Closing Date or the date that this Agreement is terminated in accordance with Article 9, except as set forth on Schedule 7.2, as otherwise provided herein or as required by Law, the Seller shall cause each member of the Company Group not to, without the consent of Purchaser (such consent not to be unreasonably withheld, conditioned or delayed):

(a)            sell, lease, sublease, assign, license, terminate or transfer any of the Real Property Leases or mortgage, pledge or grant any third party a security interest in any of the Real Property Leases;

(b)            sell, lease, assign, license or transfer any other assets of the Company Group (other than the Real Property Leases), except in the ordinary course of business;

(c)            issue or sell any of its securities, securities convertible into equity securities or any options, warrants or other rights to purchase its equity securities;

(d)            create, incur, assume or guarantee any Indebtedness other than Indebtedness incurred in the ordinary course of business of the Company Group which will be paid or satisfied prior to or as of the Closing;

(e)            acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, any Person or division thereof (other than inventory) or otherwise acquire or license any assets or properties outside of the ordinary course of business that are material to the Company Group taken as a whole;

(f)            purchase, acquire or license, or transfer, convey or sell, any assets outside the ordinary course of business;

(g)            amend or authorize the amendment of the Organizational Documents of the Company Group except to the extent required in order to facilitate the consummation of the transactions contemplated by this Agreement, the Ancillary Agreements or the Loan Documents, including the adoption of the Amended and Restated Company Operating Agreement;

(h)            authorize any capital expenditures in excess of $500,000, in the aggregate;

(i)            enter into any new lease, sublease, or other occupancy agreement in respect of real property, other than the renewal or extension of any of the Real Property Leases;

(j)            enter into any other new agreement material to the Business;

(k)            adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization; or

(l)            institute or settle any material proceeding or waive or release any material right or material claim against a third Person, except to the extent that such settlement, waiver or release would not have a Material Adverse Effect.

Nothing contained in this Agreement shall be deemed to give Purchaser, directly or indirectly, the right to control or direct the Business or any operations of the Company Group prior to the Closing. Prior to the Closing, the Seller shall cause the Company Group to exercise, consistent with the terms and conditions of this Agreement, complete control over its Business and operations. Notwithstanding anything to the contrary contained in this Agreement or otherwise, at any time and from time to time prior to the Closing, the Seller and the Company Group shall be permitted (but not obligated) to take any actions (including declaring and paying dividends and distributions), at any time and from time to time and whether or not in the ordinary course of business, with respect to the management or removal of cash of the Company Group.

7.3            Exclusivity. During the period from the date of this Agreement through the earliest to occur of the Closing Date or the termination of this Agreement pursuant to Article 9, the Seller and its Affiliates will not (i) solicit, initiate or encourage the submission of any proposal or offer from any Person (other than Purchaser and its representatives) relating to the acquisition of the equity interests of the Company Group or all or substantially all of the assets of the Company Group taken as a whole (including any acquisition structured as a merger, consolidation or share exchange) or (ii) enter into, maintain or continue discussions or negotiations regarding, or furnish or disclose to any Person any information in connection with any acquisition of any of the equity interests of the Company Group or all or substantially all of the assets of the Company Group taken as a whole (including any acquisition structured as a merger, consolidation or share exchange), (iii) enter into any letter of intent or purchase agreement, merger agreement or other similar agreement with any Person other than Purchaser with respect to the acquisition of the equity interests of the Company Group or all or substantially all of the assets of the Company Group taken as a whole (including any acquisition structured as a merger, consolidation or share exchange) or (iv) consummate any such transaction.

7.4            Commercially Reasonable Efforts. Upon the terms and subject to the conditions set forth in this Agreement, each of the Parties shall use, and shall cause its Affiliates to use, commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to satisfy the conditions to Closing set forth herein and to consummate the Contemplated Transactions. Each of the Parties shall execute or deliver any additional instruments necessary to consummate the Contemplated Transactions and to fully carry out the purposes of this Agreement. Notwithstanding the foregoing, neither the Seller nor any of its Affiliates, in order to fulfill any of their obligations under this Section 7.4 or Section 7.5, shall be required to (a) enter into any settlement, undertaking, consent decree, stipulation or agreement with any Governmental Authority in connection with the Contemplated Transactions or defend against or initiate any lawsuit, action or proceeding, judicial or administrative, defending or challenging this Agreement or the Contemplated Transactions, or (b) propose, negotiate, agree to, or offer to commit to any sale, divestiture, license, disposition or separation (including by establishing a trust or otherwise) of, or any limitation on any operation or business of, any of Seller’s or any of its Affiliates’ businesses, assets or properties or (c) expend any funds.

7.5            Consents.

(a)            Purchaser acknowledges that certain consents to the Contemplated Transactions may be required from parties to contracts or other agreements (including the Real Property Leases) to which the Company Group is a party and that such consents have not been obtained and may not be obtained. Schedule 7.5 attached hereto sets forth a detailed listing of any and all third party consents that Purchaser is required to obtain in order to allow Purchaser to consummate the Contemplated Transactions. Notwithstanding anything to the contrary herein, Purchaser agrees that Purchaser shall be solely responsible for obtaining such consents and any other consents from third parties required in order to allow Purchaser to consummate the Contemplated Transactions and that the Seller and the Company Group shall not have any liability whatsoever to Purchaser (and Purchaser shall not be entitled to assert any claims) arising out of or relating to the failure to obtain any consents that may have been or may be required in connection with the Contemplated Transactions or because of the default, acceleration or termination of or loss of right under any such contract or other agreement as a result thereof. Purchaser further agrees that no representation, warranty or covenant of the Seller contained herein shall be breached or deemed breached as a result of the failure to obtain any consent or as a result of any such default, acceleration or termination or loss of right or any action commenced or threatened by or on behalf of any Person arising out of or relating to the failure to obtain any consent or any such default, acceleration or termination or loss of right. At Purchaser’s written request prior to the Closing, the Seller shall, and shall cause the members of the Company Group to, cooperate with Purchaser in any commercially reasonable manner in connection with Purchaser’s obtaining any such consents; provided, that such cooperation shall not include any requirement of the Seller or the Company Group to expend money, commence any litigation or arbitration proceeding, or offer or grant any accommodation (financial or otherwise) to any third party.

(b)            Without limiting the foregoing and notwithstanding anything to the contrary set forth in this Agreement, Purchaser shall be responsible, at its own cost and expense, for (i) obtaining written consents from the lessor(s) under each of the Real Property Leases, in form and substance satisfactory to Purchaser and reasonably satisfactory to the Seller and satisfactory the Lender, whereby such lessor(s) consent(s) to the consummation of the Contemplated Transactions, or, with respect to the WPP Leases, arranging for WPP Replacement Leases to be entered into in connection with the Closing in a manner in which the lessor(s) thereunder consent(s) to the consummation of the Contemplated Transactions and (ii) obtaining any required consent of such lessor(s) necessary in order for the Leasehold Deeds of Trust to be executed, delivered and recorded or for Seller or the Lender to exercise any of the Liens granted to them hereunder or under any of the Security Instruments, in each case, without resulting in a breach of or event of default under any of the Real Property Leases or WPP Replacement Leases, but only to the extent the WPP Replacement Leases permit such Leasehold Deeds of Trust. Purchaser shall allow the Seller and the Company to participate in all discussions and negotiations with any lessor of the Company relating to such consents with respect to any of the Real Property Leases or relating to any WPP Replacement Leases.

7.6            Mutual Assistance. Each of the Parties agrees that it will mutually cooperate in the expeditious filing of all notices, reports and other filings with any Governmental Authority required to be submitted jointly by any of the Parties in connection with the execution and delivery of this Agreement, the Ancillary Agreements, and the Loan Documents, and the consummation of the Contemplated Transactions. Subsequent to the Closing, each of the Parties, at their own cost, will assist each other (including by the retention of records and the provision of access to relevant records) in the preparation of their respective Tax Returns and the filing and execution of Tax elections, if required, as well as in the defense of any audits or litigation that may ensue as a result of the filing thereof, to the extent that such assistance is reasonably requested.

7.7            Press Release and Announcements; Confidentiality. From and after the date hereof, no press releases or other releases of information related to this Agreement or the Contemplated Transactions will be issued or released without the prior written consent of both Purchaser and the Seller which shall not be unreasonably withheld; provided, however, that any Party or its ultimate corporate parent shall be permitted to issue press releases, public announcements or other disclosures of information related to this Agreement, the Loan Agreement, or the Contemplated Transactions as are required by (a) any applicable securities Law, or (b) any rules or filing requirements of any national stock exchange upon which such Party’s or such Party’s ultimate corporate parent’s capital stock is traded (“Securities Laws”), without having to obtain the consent of any other Party. For the avoidance of doubt and notwithstanding anything contained herein to the contrary, Purchaser and Parent, in the sole and absolute discretion of Purchaser and Parent, to the extent required or permitted by Securities Laws, shall be entitled to attach an executed copy of this Agreement, without schedules or exhibits (unless and to the extent any such schedules or exhibits are required by Securities Laws to be attached), to any Form 8-K, 10-K, and 10-Q filed by the Parent with the U.S. Securities and Exchange Commission without having to obtain the consent of Seller or any other Party or Person. The Seller and Purchaser agree to keep the terms of this Agreement confidential, except to the extent required by any applicable Securities Law and except that the Parties may disclose such terms to their respective Affiliates and their respective Affiliates’ respective employees, accountants, advisors and other Representatives as necessary in connection with the ordinary conduct of their respective businesses (so long as such Persons agree to or are bound by contract to keep the terms of this Agreement confidential). The Parties acknowledge and agree that (i) the Confidentiality Agreement is still in full force and effect, (ii) the provisions of the Confidentiality Agreement are hereby incorporated herein and shall be binding on Seller and Purchaser, as well as their respective Subsidiaries, in accordance with its terms, and (iii) notwithstanding anything to the contrary set forth herein, the Confidentiality Agreement shall remain in full force and effect after the termination of this Agreement until May 4, 2023, as provided in the Confidentiality Agreement; provided, that the parties hereto or thereto may agree in writing to extend the term of the Confidentiality Agreement beyond said date.

7.8            Expenses. Except as otherwise set forth in this Agreement or agreed by the Parties in writing, each of the Parties shall be solely responsible for and shall bear all of its own costs and expenses (including Transaction Expenses) incident to its obligations under and in respect of this Agreement, the Loan Agreement, and the Contemplated Transactions, including, but not limited to, any such costs and expenses incurred by such Party in connection with the negotiation, preparation and performance of and compliance with the terms of this Agreement (including the fees and expenses of legal counsel, accountants, investment bankers or other Representatives), regardless of whether or not the Contemplated Transactions are consummated; provided, however, that Purchaser shall be solely responsible for all costs associated with obtaining any third party consents in connection with the Contemplated Transactions.

7.9            Further Assurances. After the Closing, each of the Parties shall, and shall cause its Affiliates to, execute and deliver such further instruments and take such additional action as the other Party may reasonably request to effect or consummate the Contemplated Transactions.

7.10            Transfer Taxes; Recording Charges. Notwithstanding anything to the contrary herein, all transfer, documentary, sales, use, stamp, value-added, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with consummation of the Contemplated Transactions shall be paid by Purchaser when due, and Purchaser will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges.

7.11            Tax Matters.

(a)            Tax Returns. The Seller shall prepare or cause to be prepared and file or cause to be filed all income Tax Returns for the Company Group which are required to be filed after the Closing Date for any taxable period ending on or prior to the Closing Date and may include the Company Group in a consolidated Tax Return filed for the Seller. Purchaser shall prepare or cause to be prepared and file or cause to be filed all other Tax Returns, including any Tax Return for the Company Group which is required to be filed after the Closing Date for any Straddle Period. No later than forty-five (45) days prior to filing any such Tax Return, Purchaser shall submit any such Tax Return to the Seller for its review, comment and consent. Purchaser shall make any revisions as are reasonably requested by the Seller in the final Tax Return prior to filing. The Parties agree (i) that the Company’s and CRD’s taxable year shall close as of 11:59 p.m. local time on the Closing Date to the extent permitted by applicable laws, and (ii) that any Tax Return that ends on or includes the Closing Date shall reflect, without limitation (including for purposes of Treasury Regulations Section 1.1502-76(b)(1)(ii)(B)), any item of loss or deduction attributable to amounts paid or accrued by the Company Group on or before the Closing Date.

(b)            Amendment of Tax Returns. Purchaser and its Affiliates (including on or after the Closing Date, the Company Group) shall not: (i) file, or cause to be filed, any restatement or amendment of, modification to, or claim for refund relating to, any Tax Return or any member of the Company Group for a Pre-Closing Tax Period; (ii) extend or waive the applicable statute of limitations with respect to a Tax of the Company Group for a Pre-Closing Tax Period; (iii) file any ruling or request with any taxing authority that relates to Taxes or Tax Returns of the Company Group for a Pre-Closing Tax Period; (iv) enter into any voluntary disclosure with any taxing authority regarding any Tax or Tax Returns of the Company Group for a Pre-Closing Tax Period, including voluntary disclosure with a taxing authority with respect to filing Tax Returns or paying Taxes for a Pre-Closing Tax Period in jurisdictions with respect to which the Company Group did not file a Tax Return (or pay Taxes) for such Pre-Closing Tax Periods; or (v) make or change any Tax election or accounting method or practice of the Company Group with respect to, or that has retroactive effect to, any Pre-Closing Tax Period, in each case, without the prior written consent of the Seller.

(c)            Cooperation; Procedures Relating to Tax Claims. Subject to the other provisions of this Section 7.11, Purchaser and the Seller shall cooperate fully, as and to the extent reasonably requested, in connection with (i) the filing of Tax Returns, (ii) any audit, litigation or other proceeding with respect to Taxes and Tax Returns, and (iii) the preparation of any financial statements to the extent related to Taxes. Such cooperation shall include the retention, and (upon the other Party’s request) the provision, of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder; provided, however, that the Party requesting assistance shall pay the reasonable out-of-pocket expenses incurred by the Party providing such assistance; provided, further, however, that neither Party shall be required to provide assistance at times or in amounts that would interfere unreasonably with the business and operations of such Party. Furthermore, the Seller shall have the right to control, and Purchaser shall have the right to participate in any audit, litigation or other proceeding with respect to Taxes and Tax Returns that relate to any Pre-Closing Tax Period or for any Straddle Period. Purchaser shall provide the Seller with notice of any written inquiries, audits, examinations or proposed adjustments by the Internal Revenue Service or any other taxing authority, which relate to any such taxable periods within ten (10) days of the receipt of such notice. If the Seller elects not to control any such audit, litigation or other proceeding, then Purchaser shall control such matter, provided, that (A) the Seller shall have the right to participate in any such matter, (B) Purchaser shall keep the Seller reasonably informed of the status of such matter (including providing the Seller with copies of all written correspondence regarding such matter), and (C) Purchaser shall not settle any such proceedings without the Seller’s written consent, not to be unreasonably withheld. The provisions of this Section 7.11 shall govern the audit of any Tax Return for, or any other matter related to (including a breach of representations and warranties related to Taxes), any Pre-Closing Tax Period and any Straddle Period.

(d)            Tax Elections. No Party nor any Affiliate thereof shall make an election under Sections 336 or 338 of the Code or any similar provision of foreign, state or local law in respect of the Contemplated Transactions.

(e)            Intermediary Transaction Tax Shelter. Purchaser shall not take any action or cause any action to be taken with respect to the Company or CRD subsequent to the Closing that would cause the Contemplated Transactions to constitute part of a transaction that is the same as, or substantially similar to, the “Intermediary Transaction Tax Shelter” described in Internal Revenue Service Notice 2001-16, 2001-1 C.B. 730, and Internal Revenue Service Notice 2008-20 I.R.B. 2008-6 (January 17, 2008), and Internal Revenue Service Notice 2008-111 I.R.B. 1299 (December 1, 2008).

(f)            Purchase Price Adjustment. Any payments under this Agreement shall be treated by both Parties as adjustments to the Purchase Price.

(g)            Pre-Closing Tax Refunds. Any refunds of Taxes paid with respect to any Pre-Closing Tax Period that are received by Purchaser or the Company Group and any amounts credited against Tax to which Purchaser or the Company Group become entitled that are attributable to Taxes paid with respect to any Pre-Closing Tax Period after the Closing Date, (any such amount, a “Pre-Closing Tax Refund”), shall be for the account of the Seller, and Purchaser shall pay over to the Seller any such Pre-Closing Tax Refund within fifteen (15) days after receipt thereof.  Purchaser shall cooperate with the Seller in obtaining such Pre-Closing Tax Refunds, including through the filing of amended Tax Returns or refund claims.

7.12            Acknowledgment Regarding Seller’s Representations and Warranties. Purchaser hereby acknowledges and agrees:

(a)            that (i) the representations and warranties contained in Section 5.12 are the only representations and warranties being made by the Seller with respect to any litigation matters, and (ii) no other representation contained in this Agreement shall apply to any such matters, and no other representation or warranty, express or implied, is being made with respect thereto;

(b)            that (i) the representations and warranties contained in Section 5.14 are the only representations and warranties being made by the Seller with respect to compliance with or liability under Environmental Laws or with respect to any environmental, health, safety matter or mine safety matter, including, but not limited to, any natural resources or natural resource damages matter, and (ii) no other representation contained in this Agreement shall apply to any such matters, and no other representation or warranty, express or implied, is being made with respect thereto; and

(c)            that (i) the representations and warranties contained in Section 5.16 are the only representations and warranties being made by the Seller with respect to compliance with or liability under Tax Laws or with respect to any Tax matter, and (ii) no other representation contained in this Agreement shall apply to any such matters, and no other representation or warranty, express or implied, is being made with respect thereto.

7.13            Disclosure Schedules.

(a)            Each disclosure schedule delivered pursuant to this Agreement (each a “Schedule”, and collectively, the “Schedules”) shall be in writing and shall qualify this Agreement. The Schedules are not intended to constitute, and shall not be construed as constituting, representations or warranties of the Company except to the extent expressly provided in this Agreement and shall not be deemed to expand in any way the scope or effect of any of such representations or warranties. Certain information set forth in the Schedules is included solely for information purposes and may not be required to be disclosed pursuant to this Agreement. The inclusion of an item in a Schedule as an exception to a representation or warranty shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations or warranties of the Company nor shall such information constitute an admission by any party hereto, as applicable, that such item constitutes an item, event, circumstance or occurrence that is material to the Company Group or constitutes a Material Adverse Effect.

(b)            Any fact or item that is disclosed in any Schedule in a way as to make its relevance or applicability to information called for by any other Schedule reasonably apparent shall be deemed to be disclosed in such other Schedule, notwithstanding the omission of a reference or cross-reference thereto. Disclosure of any allegations with respect to any alleged breach, violation or default under any contractual or other obligation, or any law, is not an admission that such breach, violation or default has occurred.

(c)            Headings and subheadings have been inserted on certain Schedules for convenience of reference only and shall not be considered a part of or affect the construction or interpretation of such Schedules. Where the terms of a contract or other item have been summarized or described in the Schedules, such summary or description does not purport to be a complete statement of the material terms of such contract or other item, and, all such summaries and descriptions are qualified in their entirety by reference to the contract or item being summarized and/or described.

(d)            The information provided in the Schedules is being provided solely for the purpose of making disclosures to Purchaser under this Agreement. In disclosing this information, the Company does not waive, and expressly reserves any rights under, any attorney-client privilege associated with such information or any protection afforded by the work-product doctrine with respect to any of the matters disclosed or discussed therein.

(e)            The Seller may and shall have the right from time to time prior to the Closing, but no later than two (2) Business Days prior to the Closing, to amend and supplement the Disclosure Schedules, other than with regard to Schedules 5.12, 5.13, 5.14(a), 5.14(b), 5.14(c), 5.14(d), 5.14(e), 5.14(f) and 5.14(g), which may be amended up to Closing, in writing or by electronic communication given to Purchaser or its legal counsel, for the purposes of completeness, correctness or the disclosure of new or updated information. The terms and conditions of this Agreement, including, without limitation, Seller’s representations and warranties in Article 5 hereof and the covenants contained herein, shall be deemed to include such amended and supplemented disclosures as of the date of this Agreement and thereafter, including the Closing Date, and as a result thereof, (i) any such update to the Disclosure Schedules shall be deemed to cure and correct any breach of any representation or warranty that would have existed if Seller would not have made such update to the Disclosure Schedules, and (ii) any claim for indemnification pursuant to Article 10 of this Agreement shall not be applicable with respect to the matters reflected in the Disclosure Schedule as so updated.

7.14            Retention of Books and Records. Purchaser shall cause the Company and its Subsidiaries to retain all books, ledgers, files, reports, plans, operating records and any other material documents pertaining to the Company and its Subsidiaries in existence at the Closing that are required to be retained under current retention policies for a period of seven (7) years from the Closing Date, and to make the same available after the Closing for inspection and copying by the Seller and its Affiliates or their Representatives at the Seller’s expense, during regular business hours and upon reasonable request and upon reasonable advance notice.

7.15            Right to Set-Off. The Seller shall have the right, but not the obligation, and is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off, in whole or in part, any and all amounts owed to Purchaser or any member of the Company Group by the Seller under this Agreement or any of the Ancillary Agreements against any amounts owed to the Seller by Purchaser or any member of the Company Group under this Agreement or any of the Ancillary Agreements. Likewise, Purchaser shall have the right, but not the obligation, and is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off, in whole or in part, any and all amounts owed to Seller under this Agreement or any of the Ancillary Agreements against any amounts owed to the Purchaser by Seller under this Agreement or any of the Ancillary Agreements.

ARTICLE 8
CONDITIONS TO CLOSING

8.1            Conditions to the Obligations of the Seller. The obligations of the Seller to consummate the Contemplated Transactions are subject to the satisfaction of the following conditions on or before the Closing Date (provided, that any condition specified in this Section 8.1 may be waived in writing by Seller):

(a)            each of the representations and warranties set forth in Article 6 shall be true and correct as if made as of the Closing Date (except that such representations and warranties that are made as of a specific date need only be true and correct as of such date) in all material respects;

(b)            Purchaser shall have made each of the payments and other deliveries required to be made by Purchaser at the Closing pursuant to Section 3.3 and Section 3.4;

(c)            Purchaser shall have caused the Company Group to make each of the deliveries required under Section 3.4;

(d)            Purchaser shall have performed in all material respects all the covenants and agreements required to be performed by it under this Agreement prior to the Closing;

(e)            Purchaser, the Guarantors and the Grantors, as applicable, shall have entered into each of the Loan Documents to which they are a party that are to be entered into as of the Closing in each case in form and substance reasonably acceptable to the Seller and Lender, and no breach of any representation, warranty, covenant, agreement or provision of the Loan Agreement or any of the other Loan Documents by any such Person shall have occurred (other than any such breach by any member of the Company Group arising prior to the Closing);

(f)            Purchaser, the Guarantors and the Grantors, as applicable, shall have performed the information undertakings and provided to the Lender all information and documentation, including, without limitation, legal opinions and assurances opinions, required under the Loan Agreement or otherwise reasonably requested by the Lender in connection therewith;

(g)            the Lender shall have completed satisfactory ‘know your client’ and AML checks with respect to Purchaser and the Parent, as applicable, and all credit approvals relating to the Loan shall have been completed by the Lender;

(h)            Purchaser shall have delivered to the Seller and Lender certificates of insurance evidencing that Purchaser has obtained the minimum insurance policies set forth in Exhibit A hereto, naming the Lender and the other Seller Indemnitees (including the Company Group for the benefit of Seller) as additional insureds (except as expressly provided in the terms and conditions set forth in Exhibit A hereto);

(i)            no law or order shall have been enacted or entered into after the date hereof that would prevent the consummation of the Contemplated Transactions;

(j)            all applications required to be filed with the WVDEP with respect to the Change of Control Approval shall have been prepared by Purchaser and delivered to and approved by the Seller;

(k)            all applications required to be filed with the WVDEP in order for Purchaser to be designated as operator on the Environmental Permits of the Company Group shall have been prepared by Purchaser and delivered to and approved by the Seller, and Purchaser shall have obtained all other Governmental Permits necessary in order for Purchaser to conduct limited activities on or under the Environmental Permits of the Company Group as contemplated by Article 4;

(l)            each of the lessors under each of the Real Property Leases shall (i) have delivered its written consent pursuant to one or more instruments in form and substance reasonably acceptable to the Seller, (A) to the Contemplated Transactions and (B) for the Security Instruments and Seller Lien Pledge Agreement to be executed, delivered and recorded and for Seller and/or the Lender to exercise any of the Liens granted to them hereunder, under the Seller Lien Pledge Agreement, or under any of the Security Instruments, in each case, without resulting in a breach of or event of default under any of the Real Property Leases or WPP Replacement Leases, and (ii) to the extent required by Purchaser, have entered into WPP Replacement Leases effective as of the Closing; provided, that the Seller shall not be required to accept any such written consent or WPP Replacement Lease which would materially modify the terms or conditions of any of the Real Property Leases (unless the Seller finds the terms and conditions thereof would not have a material adverse effect on Seller);

(m)            Majestic Resources Development Company LLC, Grey Flats Development Company LLC, Robert L. Worley, and Brad Scott shall have released Seller from the guarantee of the obligations of the Company under the Majestic/Grey Flats Purchase Agreement;

(n)            the Contract Mining Agreement shall be in form and substance reasonably acceptable to the Seller; and

(o)            any other consents (other than the Change of Control Approval) from third parties, including, without limitation, Governmental Authorities, as set forth under Schedule 7.5 shall have been obtained in writing.

8.2            Conditions to Purchaser’s Obligations. The obligation of Purchaser to consummate the Contemplated Transactions is subject to the satisfaction of the following conditions on or before the Closing Date (provided, that any condition specified in this Section 8.2 may be waived in writing by Purchaser):

(a)            each of the representations and warranties set forth in Article 5 shall be true and correct as if made as of the Closing Date (except that such representations and warranties that are made as of a specific date need only be true and correct as of such date) in all material respects;

(b)            the Seller shall have made each of the deliveries required to be made by the Seller at the Closing pursuant to Section 3.2;

(c)            the Seller shall have performed in all material respects all of the covenants and agreements required to be performed by it under this Agreement prior to the Closing;

(d)            no law or order shall have been enacted or entered into after the date hereof that would prevent the consummation of the purchase of the Contemplated Transactions;

(e)            each of the lessors under each of the Real Property Leases shall (i) have delivered its written consent to the Contemplated Transactions pursuant to one or more instruments in form and substance reasonably acceptable to the Purchaser, and (ii) to the extent required by Purchaser, have entered into WPP Replacement Leases effective as of the Closing;

(f)            Purchaser shall have obtained any consent from KeyBank National Association required to be obtained under that certain Amended and Restated Credit and Security Agreement dated October 29, 2021, by and between KeyBank National Association, the other lenders from time to time party thereto, and the Parent, Purchaser and certain of their Affiliates, as amended, in order to allow Purchaser to consummate the Contemplated Transactions without resulting in a breach or default thereunder; and

(g)            the Contract Mining Agreement shall be in form and substance reasonably acceptable to the Purchaser.

8.3            Waiver of Closing Conditions. Upon the occurrence of the Closing, any condition set forth in this Article 8 that was not satisfied as of the Closing shall be deemed to have been waived as of and from the Closing.

ARTICLE 9
TERMINATION

9.1            Termination. This Agreement may be terminated at any time prior to the Closing only as follows:

(a)            by mutual written consent of Purchaser, on the one hand, and the Seller, on the other hand;

(b)            by Purchaser providing written notice to the Seller if there has been a breach of any of the representations, warranties or covenants set forth in this Agreement by the Seller which would result in the conditions set forth in Section 8.2(a) or Section 8.2(b) to not be satisfied (but not waived) (so long as Purchaser has provided the Seller with written notice of such breach and the breach has continued without cure for a period of five (5) Business Days after the notice of such breach or the earlier occurrence of the Outside Date);

(c)            by the Seller providing written notice to Purchaser if there has been a breach of any of the representations, warranties or covenants by Purchaser or any of its Affiliates or Representatives (other than the Company Group) set forth in this Agreement or any of the Loan Documents which would result in the conditions set forth in Section 8.1(a) or Section 8.1(b) to not be satisfied (but not waived) (so long as the Seller has provided Purchaser with written notice of such breach and the breach has continued without cure for a period of five (5) Business Days after the notice of such breach or the earlier occurrence of the Outside Date); or

(d)            by either of Purchaser, on the one hand, or the Seller, on the other hand, if the Contemplated Transactions including, but not limited to, the conditions set forth in Article 8 have not been consummated by September 30, 2022 (the “Outside Date”); provided, however, that a Party shall not be entitled to terminate this Agreement pursuant to this Section 9.1(d) if (i) that Party’s breach of this Agreement has prevented the consummation of the Contemplated Transactions at or prior to such time, or (ii) that Party has failed to satisfy any conditions set forth in Article 8 that such Party was expressly required to satisfy.

9.2            Effect of Termination. In the event of termination of this Agreement as provided in Section 9.1, this Agreement shall forthwith become void and there shall be no liability or obligation hereunder on the part of any of the Seller, the Company Group or Purchaser (other than pursuant to this Section 9.2, Section 9.3 and Article 11, which shall survive any such termination); provided, however, that neither Party shall be relieved or released from any liabilities or damages arising out of any willful and material breach of this Agreement. If this Agreement is terminated as provided in Section 9.1, Purchaser acknowledges and agrees that all documents, copies thereof, and all other materials received from or on behalf of any member of the Company Group relating to the Contemplated Transactions, whether so obtained before or after the execution hereof, shall continue to be subject to the Confidentiality Agreement, which shall remain in full force and effect in accordance with its terms notwithstanding the termination of this Agreement.

9.3            Treatment of Deposits upon Termination.

(a)            Except as expressly set forth in Section 9.3(b), the Deposits shall be non-refundable and, upon the termination of this Agreement, the full amount of the Deposits shall retained by and remain the sole property of the Seller.

(b)            The Deposits will be refunded to Purchaser by the Seller upon the termination of this Agreement only in the event that such termination results solely from one of the following events or conditions: (i) the material breach of this Agreement by the Seller; (ii) Purchaser being unable to obtain any consent from KeyBank National Association required to be obtained under that certain Amended and Restated Credit and Security Agreement dated October 29, 2021, by and between KeyBank National Association, the other lenders from time to time party thereto, and the Parent, Purchaser and certain of their Affiliates, as amended, in order to allow Purchaser to consummate the Contemplated Transactions without resulting in a breach or default thereunder; (iii) Purchaser being unable to agree upon the terms of one or more WPP Replacement Leases with WPP LLP or being unable to obtain any of the necessary consents from WPP LLC relating to the WPP Leases as contemplated by this Agreement, in each case, after exhausting commercially reasonable efforts to do so; or (iv) any other event or occurrence beyond the control of Purchaser.

ARTICLE 10

SURVIVAL; INDEMNIFICATION

10.1            Survival; Limitation.

(a)            Except as otherwise provided herein, all of the representations, warranties, covenants and obligations in this Agreement and the other Ancillary Agreements shall survive the Closing; provided, however, except as otherwise specified herein, the representations and warranties of the Seller in Article 5 and the representations and warranties of Purchaser in Article 6 shall only survive until the second (2nd) anniversary of the Closing Date and shall terminate and expire on such date.

(b)            Notwithstanding anything to the contrary set forth in this Agreement, the Fundamental Representations of the Seller shall not expire.

10.2            Indemnification Obligation of Seller. The Seller hereby agrees to indemnify, defend and hold harmless each and all of the Purchaser Indemnitees (excluding the Company Group to the extent Seller exercises the Seller Lien upon the occurrence of a Purchaser Default) from and against, and pay and reimburse the applicable Purchaser Indemnitees for, any and all Losses actually suffered or incurred by such Purchaser Indemnitees:

(a)            based upon, attributable to, or resulting from the breach or violation of any of the representations or warranties (other than the Environmental Representations) made by the Seller in this Agreement or any of the Ancillary Agreements;

(b)            based upon, attributable to, or resulting from the breach or violation of any of the Environmental Representations made by the Seller in this Agreement, but only to the extent that such Losses actually suffered or incurred by such Purchaser Indemnitees results from or relates to (i) a claim made or Action initiated by a third-party Person (including a Governmental Authority) unrelated to Purchaser, (ii) a violation, fine, penalty or assessment issued, noticed or assessed by a Governmental Authority, or (iii) an investigation by a Governmental Authority;

(c)            based upon, attributable to, or resulting from the breach of any covenant or other agreement upon the part of the Seller under this Agreement or any of the Ancillary Agreements;

(d)            arising from, attributable to, or relating to any of the Excluded Assets (other than the Company Group Bonds); or

(e)            arising from, attributable to, or relating to any of the Retained Liabilities.

10.3            Indemnification Obligation of Purchaser. Purchaser hereby agrees to indemnify, defend and hold harmless each and all of the Seller Indemnitees (including the Company Group for the benefit of Seller) from and against, and pay and reimburse the applicable Seller Indemnitees for, any and all Losses actually suffered or incurred by such Seller Indemnitees:

(a)            based upon, attributable to, or resulting from the breach or violation of any representation or warranty made by Purchaser in this Agreement or any of the Ancillary Agreements;

(b)            based upon, attributable to, or resulting from the breach or violation of any representation or warranty made by Purchaser, any member of the Company Group, any Guarantor, or any Affiliate of Purchaser in the Loan Agreement or any of the Loan Documents;

(c)            based upon, attributable to, or resulting from any Purchaser Default;

(d)            based upon, attributable to, or resulting from any other breach of any covenant or other agreement on the part of Purchaser under this Agreement, any of the Ancillary Agreements, or any of the Loan Documents;

(e)            based upon, attributable to, or resulting from the failure of any member of the Company Group to perform any covenant or other agreement under this Agreement, any of the Ancillary Agreements, or any of the Loan Documents, in each case, to be performed as of or after the Closing;

(f)            based upon, attributable to, or resulting from the failure of any Guarantor or Affiliate of Purchaser to perform any covenant or other agreement under the Loan Agreement or any of the Loan Documents; or

(g)            arising out of, resulting from, or relating to the ownership or operation of any member of the Company Group or any of its or their Affiliates at any time after the Closing or the acts or omissions by Purchaser, any member of the Company Group, any of its or their Affiliates or any of their respective members, managers, officers, directors, employees, representatives or agents at any time after the Closing (including, without limitation, any Losses relating to any claim, violation, fine or penalty instituted, issued or assessed by any Governmental Authority or other Person against any member of the Company Group or any Seller Indemnitee at any time after the Closing), except, in each case, any such Losses for which the Seller is required to indemnify, defend and hold harmless the Purchaser Indemnitees pursuant to Sections 10.2(a), 10.2(b), 10.2(d) or 10.2(e).

10.4            Indemnification Obligation of the Company Group. As of and after the Closing, each member of the Company Group and their respective Affiliates shall, and Purchaser hereby agrees to cause each member of the Company Group their respective Affiliates to, jointly and severally, indemnify, defend and hold harmless each and all of the Seller Indemnitees (other than the members of the Company Group, their Affiliates and their respective officers, directors, shareholders, managers, members, representatives and agents) from and against, and pay and reimburse such applicable Seller Indemnitees for, any and all Losses actually suffered or incurred by such Seller Indemnitees:

(a)            based upon, attributable to, or resulting from the breach or violation of any representation or warranty made by Purchaser in this Agreement or any of the Ancillary Agreements;

(b)            based upon, attributable to, or resulting from the breach or violation of any representation or warranty made by Purchaser, any member of the Company Group, any Guarantor, or any Affiliate of Purchaser in any of the Loan Documents;

(c)            based upon, attributable to, or resulting from any Purchaser Default;

(d)            based upon, attributable to, or resulting from any other breach of any covenant or other agreement on the part of Purchaser under this Agreement, any of the Ancillary Agreements, or any of the Loan Documents;

(e)            based upon, attributable to, or resulting from the failure of any member of the Company Group to perform any covenant or other agreement under this Agreement, any of the Ancillary Agreements, or any of the Loan Documents, in each case, to be performed as of or after the Closing;

(f)            based upon, attributable to, or resulting from the failure of any Guarantor or Affiliate of Purchaser to perform any covenant or other agreement under the Loan Agreement or any of the Loan Documents; or

(g)            arising out of, resulting from, or relating to the ownership or operation of any member of the Company Group or any of its or their Affiliates at any time after the Closing or the acts or omissions by Purchaser, any member of the Company Group, any of its or their Affiliates or any of their respective members, managers, officers, directors, employees, representatives or agents at any time after the Closing (including, without limitation, any Losses relating to any claim, violation, fine or penalty instituted, issued or assessed by any Governmental Authority or other Person against any member of the Company Group or any Seller Indemnitee at any time after the Closing), except, in each case, any such Losses for which the Seller is required to indemnify, defend and hold harmless the Purchaser Indemnitees pursuant to Sections 10.2(a), 10.2(b), 10.2(d) or 10.2(e).

10.5            Time Limitations.

(a)            If the Closing occurs, the Seller will have no liability to any Purchaser Indemnitee under this Agreement (for indemnification or otherwise) with respect to any representation or warranty made by the Seller in this Agreement (other than the Fundamental Representations made by the Seller), or with respect to any covenant or obligation to be performed and complied with by the Seller under this Agreement solely prior to the Closing Date, unless on or before the second (2nd) anniversary of the Closing Date, a Purchaser Indemnitee notifies the Seller of a claim for indemnification with respect to such matter, specifying the factual basis of the claim in reasonable detail to the extent then known by such Purchaser Indemnitee. Notwithstanding the forgoing, (i) a claim with respect to any of the Fundamental Representations made by the Seller (other than the representations and warranties of Seller made in Section 5.16 (Taxes)) or any of the Excluded Assets or Retained Liabilities shall survive indefinitely, (ii) a claim with respect to Section 5.16 (Taxes) shall survive until the expiration of the applicable statute of limitations plus an additional sixty (60) days, and (iii) a claim with respect to any other covenant or obligation under this Agreement to be performed or complied with by the Seller on or after the Closing shall survive for a period of ten (10) years after the Closing Date.

(b)            If the Closing occurs, neither Purchaser nor any member of the Company Group will have any liability to any Seller Indemnitee under this Agreement (for indemnification or otherwise) with respect to any representation or warranty made by Purchaser in this Agreement (other than the Fundamental Representations made by Purchaser), or with respect to any covenant or obligation to be performed and complied with by Purchaser or any member of the Company Group under this Agreement solely prior to the Closing Date, unless on or before the second (2nd) anniversary of the Closing Date, a Seller Indemnitee notifies Purchaser or a member of the Company Group (as applicable) of a claim with respect to such matter, specifying the factual basis of that claim in reasonable detail to the extent then known by such Seller Indemnitee. Notwithstanding the forgoing, (i) a claim with respect to any of the Fundamental Representations made by Purchaser shall survive indefinitely, and (ii) a claim with respect to any other covenant or obligation under this Agreement to be performed or complied with by Purchaser or any member of the Company Group on or after the Closing shall survive for a period of ten (10) years after the Closing Date.

10.6            Amount Limitations.

(a)            Limitations on Seller Indemnity Amount.

(i)            The Seller will have no liability to Purchaser or any Purchaser Indemnitee (for indemnification or otherwise) with respect to matters described in Section 10.2(a) or Section 10.2(b) until the total of all Losses with respect to such matters exceeds Three Hundred Thousand Dollars ($300,000.00).

(ii)            The Seller will have no liability to Purchaser or any other Purchaser Indemnitee (for indemnification or otherwise) with respect to matters described in Section 10.2(a) or Section 10.2(b) after the total of all Losses with respect to such matters exceeds Three Million Dollars ($3,000,000.00).

(iii)            In no event will the limitations set forth in this Section 10.6(a) apply (A) with respect to any breach of any Fundamental Representation made by the Seller, or (B) with respect to matters described in Sections 10.2(c), 10.2(d) or 10.2(e).

(iv)            Notwithstanding anything to the contrary set forth in this Agreement, the Seller shall not be liable to Purchaser or any other Purchaser Indemnitee for indemnification obligations with respect to any Losses, whether based upon, arising out of, resulting from, or relating to any breach of any Fundamental Representation or any other representation or warranty, covenant, or agreement of the Seller contained in this Agreement or any of the Ancillary Agreements or otherwise, in excess of the aggregate amount of the Initial Purchase Price and principal payments remitted to and received by Lender in accordance with the Loan Documents.

(b)            Limitations on Purchaser Indemnity Amount.

(i)            Purchaser will have no liability to the Seller or any Seller Indemnitee hereunder (for indemnification or otherwise) with respect to matters described in Section 10.3(a) until the total of all Losses with respect to such matters exceeds Three Hundred Thousand Dollars ($300,000.00).

(ii)            Purchaser will have no liability to the Seller or any other Seller Indemnitee hereunder (for indemnification or otherwise) with respect to matters described in Section 10.3(a) after the total of all Losses with respect to such matters exceeds Three Million Dollars ($3,000,000.00).

(iii)            In no event will the limitations set forth in this Section 10.6(b) apply (A) with respect to any breach of any Fundamental Representation made by Purchaser, or (B) with respect to matters described in Sections 10.3(b), 10.3(c), 10.3(d), 10.3(e), 10.3(f) or 10.3(g).

(c)            Limitations on Company Group Indemnity Amount.

(i)            No member of the Company Group or any of its Affiliates will have any liability to the Seller or any Seller Indemnitee hereunder (for indemnification or otherwise) with respect to matters described in Section 10.3(a) until the total of all Losses with respect to such matters exceeds Three Hundred Thousand Dollars ($300,000.00).

(ii)            No member of the Company Group or any of its Affiliates will have any liability to the Seller or any Seller Indemnitee hereunder (for indemnification or otherwise) with respect to matters described in Section 10.4(a) after the total of all Losses with respect to such matters exceeds Three Million Dollars ($3,000,000.00).

(iii)            In no event will the limitations set forth in this Section 10.6(c) apply (A) with respect to any breach of any Fundamental Representation made by Purchaser, or (B) with respect to matters described in Sections 10.4(b), 10.4(c), 10.4(d), 10.4(e), 10.4(f) or 10.4(g).

10.7            Indemnification Procedures.

(a)            A claim for indemnification for any matter not involving a Third Party Claim (a “Direct Claim”) may be asserted by any party seeking indemnification (the “Indemnified Party”) by written notice to the party or parties from whom indemnification is sought (each an “Indemnifying Party” and, collectively, the “Indemnifying Parties”); provided, that failure to so notify an Indemnifying Party shall not preclude the Indemnified Party from any indemnification which it may claim in accordance with this Article 10. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party.

(b)            In the event that any lawsuit, civil action or other legal proceeding shall be instituted or that any claim or demand shall be asserted by any third party (other than a Person which is an Affiliate of any Indemnified Party or an officer, director, equityholder, member, manager or representative of any Indemnified Party or its Affiliates) or in respect of which indemnification may be sought under this Article 10 (a “Third Party Claim”), the Indemnified Party shall give written notice thereof (a “Claims Notice”) to the Indemnifying Party or Indemnifying Parties. A Claims Notice shall describe the Third Party Claim in reasonable detail, and shall indicate the amount (estimated, if necessary and to the extent feasible) of the Loss that has been or may be suffered by the Indemnified Party. No delay in or failure to give a Claims Notice by the Indemnified Party to any Indemnifying Party pursuant to this Section 10.7(b) shall adversely affect any of the other rights or remedies which the Indemnified Party has under this Agreement, or alter or relieve such Indemnifying Party of its obligation to indemnify the Indemnified Party, to the extent that such delay or failure has not materially prejudiced such Indemnifying Party.

(c)            Each Indemnifying Party shall have the right, exercisable by written notice to the Indemnified Party within thirty (30) days after receipt of a Claims Notice from the Indemnified Party of the commencement or assertion of any Third Party Claim in respect of which indemnity may be sought hereunder, to assume and conduct the defense of such Third Party Claim with counsel selected by such Indemnifying Party and reasonably acceptable to the Indemnified Party; provided, however, that: (i) such Indemnifying Party has sufficient financial resources, in the reasonable judgment of the Indemnified Party, to satisfy the amount of any adverse monetary judgment that is reasonably likely to result; (ii) the Third Party Claim solely seeks (and continues to solely seek) monetary damages; and (iii) such Indemnifying Party expressly agrees in writing that as between such Indemnifying Party and the Indemnified Party, such Indemnifying Party shall be solely obligated to satisfy and discharge the Third Party Claim in accordance with the terms set forth in this Agreement (the conditions set forth in the foregoing clauses (i) through (iii), collectively, the “Litigation Conditions”).

(d)            If no Indemnifying Party assumes the defense of a Third Party Claim in accordance with Section 10.7(c), the Indemnified Party may continue to defend the Third Party Claim at the expense of the Indemnifying Party or Indemnifying Parties. If one or more Indemnifying Parties have assumed the defense of a Third Party Claim as provided in Section 10.7(c), no such Indemnifying Party will be liable for any legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof; provided, however, that if (i) any of the Litigation Conditions cease to be met, or (ii) any such Indemnifying Party fails to take reasonable steps necessary to defend diligently such Third Party Claim, the Indemnified Party may assume its own defense and the Indemnifying Party or Indemnifying Parties shall be liable for all reasonable costs or expenses paid or incurred in connection therewith. Each Indemnifying Party or Indemnified Party, as the case may be, shall have the right to participate in (but not control), at its own expense, the defense of any Third Party Claim which the other is defending as provided in this Agreement. Each Indemnifying Party, if it shall have assumed the defense of any Third Party Claim as provided in this Agreement, shall not, without the prior written consent of the Indemnified Party (such consent not to be unreasonably withheld, conditioned or delayed), consent to a settlement of, or the entry of any judgment arising from, any such Third Party Claim which (A) does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party of a complete release from all liability and Losses in respect of such Third Party Claim, (B) grants any injunctive or equitable relief, or (C) in such Indemnifying Party’s reasonable determination may adversely affect the business or financial affairs of the Indemnified Party.

10.8            Reductions of Indemnity Amounts.

(a)            Payments by any Indemnifying Party pursuant to this Article 10 in respect of any Loss shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds actually received (less expenses, including attorneys’ fees, and increases in premiums attributable to such Loss) by the Indemnified Party, if any, in respect of insurance policies maintained by the Indemnified Party. The Indemnified Party shall use its commercially reasonable efforts to recover under any such insurance policies. Notwithstanding anything to the contrary in this Section 10.8, in no event shall any Indemnified Party be required to (i) pursue any such insurance proceeds prior to seeking indemnification under this Article 10, or (ii) commence litigation to recover proceeds under any such insurance policies; provided, however, the Indemnified Party shall reasonably cooperate with and provide reasonable assistance to any Indemnifying Party in efforts to recover such proceeds. The Indemnified Party shall remit to each Indemnifying Party any such insurance proceeds (less expenses and increases in premiums attributable to such Loss) that are paid to the Indemnified Party with respect to Losses for which the Indemnified Party has been previously compensated pursuant to this Article 10. Notwithstanding any provision herein to the contrary, in accordance with the terms and conditions set forth on Exhibit A, the insurance policies and coverages obtained and maintained by Purchaser in accordance herewith shall be primary and not contributory as to any of the Seller Insurance Policies with respect to any insured casualties, losses or claims occurring during the Interim Period.

(b)            Notwithstanding any other provision of this Agreement, in no event shall Seller, Purchaser or the Companies be liable for punitive, exemplary, diminution of value, lost profits, special or consequential damages of any kind or nature, regardless of the form of action through which such damages are sought, unless such damages are asserted or recovered by a third party in a Third Party Claim.

10.9            Sole Remedy. Except (a) with respect to the termination of this Agreement pursuant to the provisions set forth in Article 9, or the specific performance provisions set forth in Section 11.12, (b) as otherwise expressly contemplated in this Agreement (including, without limitation, Article 4) or any of the Ancillary Agreements, or (c) with respect to the Loan Documents, this Article 10 contains the exclusive remedies for all claims among the Parties and the Company Group relating to this Agreement or the Ancillary Agreements.

ARTICLE 11
MISCELLANEOUS

11.1            Amendment and Waiver. This Agreement may not be amended, altered or modified except by a written instrument executed by the Seller and Purchaser. No course of dealing between or among any Persons having any interest in this Agreement shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Person under or by reason of this Agreement. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute, a waiver of any other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver.

11.2            Notices. All notices, demands and other communications to be given or delivered to Purchaser, the Company, or the Seller under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when personally delivered, one (1) Business Day after being sent by reputable overnight courier or when transmitted by e-mail, in each case as appropriate to the addresses indicated below (unless another address is so specified by the applicable Party in writing):

If to the Seller, then to:

Appleton Coal LLC
13905 McCorkle Ave. SE
One Carbon Center, Suite 501

Charleston, West Virginia 25315
Attention: Robert E. Ellis

E-mail: rellis7916@aol.com

with a copy, which shall not constitute notice, to:

Jackson Kelly PLLC
500 Lee Street East, Suite 1600

Charleston, West Virginia 25301

Attn: Christina T. Brumley, Esq.
E-mail: cbrumley@jacksonkelly.com

If to Purchaser, or after the Closing, to the Company, then to:

Ramaco Development, LLC
250 W. Main Street, STE 1800

Lexington, Kentucky 40507

Attn: Christopher L. Blanchard, President

E-mail: chris.blanchard@ramacometc.com

with a copy, which shall not constitute notice, to:

Ramaco Resources, Inc.
250 W. Main Street, STE 1800

Lexington, Kentucky 40507

Attn: Barkley J. Sturgill, General Counsel

E-mail: BJ.Sturgill@ramacometc.com

11.3            Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of each of the Parties and their respective successors and permitted assigns. Neither this Agreement nor any rights, benefits or obligations set forth herein may be assigned by either of the Parties without the prior written consent of Purchaser and the Seller, and any attempted assignment without such prior written consent shall be void; provided, however, that no such consent shall be required for an assignment of this Agreement in connection with a conveyance by Purchaser of all of the Company Securities or the Subsidiary Securities after the Closing, the completion of the Change of Control Approval and satisfaction of Purchaser’s obligations under Section 4.2, to the extent that such conveyance by Purchaser of all of the Company Securities or the Subsidiary Securities does not constitute or result in a breach or violation of any of the terms or conditions of any of the Loan Documents.

11.4            Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

11.5            No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against either Party or any other Person. The words “hereof,” “herein,” “hereby,” “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and Schedule references are to the articles, sections, paragraphs, exhibits and Schedules of this Agreement unless otherwise specified. The words describing the singular number shall include the plural and vice versa, words denoting either gender shall include both genders and words denoting natural persons shall include all persons and vice versa. The phrases “the date of this Agreement,” “the date hereof,” “of even date herewith” and terms of similar import shall be deemed to refer to the date set forth in the preamble to this Agreement. The word “including” or any variation thereof means “including, without limitation,” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it. Unless the context of this Agreement otherwise requires, references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto. Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.

11.6            Captions. The captions used in this Agreement are for convenience of reference only, do not constitute a part of this Agreement and shall not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement shall be enforced and construed as if no caption had been used in this Agreement.

11.7            No Third-Party Beneficiaries. Except as otherwise expressly set forth in this Agreement, nothing herein expressed or implied is intended or shall be construed to confer upon or give to any Person, other than the Parties and their respective successors and permitted assigns, any rights or remedies under or by reason of this Agreement, such third parties specifically including employees or creditors of the Company Group.

11.8            Complete Agreement. This Agreement, including the Schedules, and the Exhibits hereto, together with the other instruments referred to herein, including the Ancillary Agreements (the form of which are agreed upon by the Parties as of the date hereof, except with respect to the Contract Mining Agreement, the form of which is to be agreed upon by the Parties prior to the Closing) and the Confidentiality Agreement, constitute the entire agreement and understanding, and supersede all other prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof and thereof.

11.9            Counterparts. This Agreement may be executed in one or more counterparts, any one of which may be by facsimile or by electronic mail, and all of which taken together shall constitute one and the same instrument.

11.10            Governing Law and Jurisdiction. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of West Virginia, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of West Virginia or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of West Virginia. Except for actions for injunction or specific performance pursuant to Section 11.12 (which may be brought in courts as specified therein), each of the Parties hereby irrevocably submits to the exclusive jurisdiction of any state court or federal court sitting in Kanawha County, West Virginia, over any suit, action or other proceeding brought by either Party or any other Person arising out of or relating to this Agreement, and each of the Parties hereby irrevocably agrees that all claims with respect to any such suit, action or other proceeding shall be heard and determined in such courts. In the event of any litigation regarding or arising from this Agreement, the prevailing party shall be entitled to recover from the non-prevailing party its reasonable expenses, attorneys’ fees and costs incurred therein or in enforcement or collection of any judgment or award rendered therein.

11.11            Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE CONTEMPLATED TRANSACTIONS.

11.12            Specific Performance. The Parties agree that irreparable damage might occur in the event that any of the Specified Provisions were not performed by Purchaser, the Company, CRD or Seller, as applicable, in accordance with their specific terms or were otherwise breached by Purchaser, the Company, CRD or Seller, as applicable. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions, without any requirement to post or provide any bond or other security in connection therewith, to prevent breaches of the Specified Provisions by any of Purchaser, the Company, CRD or Seller, as applicable, and to enforce specifically the Specified Provisions (including any injunction sought by either Party to cause the other Party to perform its agreements and covenants contained in said Specified Provisions), in any court having jurisdiction, this being in addition to any other remedy to which the Parties are entitled at law or in equity.

11.13            Attorney-Client Privilege and Conflict Waiver. Jackson Kelly PLLC has represented the Company, CRD, the Seller and the Lender in the Contemplated Transactions. Both of the Parties recognize and acknowledge the commonality of interest among the Company, CRD, the Seller and the Lender that exists and will continue to exist until Closing, and the Parties agree that such commonality of interest shall continue to be recognized after the Closing. Specifically, the Parties agree that (a) Purchaser shall not, and shall not cause, directly or indirectly, any member of the Company Group to seek to have Jackson Kelly PLLC disqualified from representing the Seller, the Lender or their respective Affiliates, or any of the foregoing’s respective officers, directors, managers, employees, shareholders, equityholders, agents and other Representatives (collectively, the “Seller Parties”), in connection with any dispute of any kind or nature that may arise between the Seller Parties and Purchaser, the Company or CRD in connection with this Agreement, the Loan Agreement, or the Contemplated Transactions and shall waive any claim of conflict of interest or breach of duty with respect to any such representation to the fullest extent of the law, and (b) in connection with any such dispute that may arise between the Seller Parties and Purchaser or the Company or CRD, the Seller Parties involved in such dispute (and not Purchaser or the Company or CRD) shall have the sole, absolute discretion to decide whether or not to waive, in whole or in part, the attorney-client privilege that may apply to any communications between the Company, CRD and Jackson Kelly PLLC that occurred before the Closing. The Company and CRD shall be entitled to the benefits of, and may enforce, the provisions of this Section 11.13 as if they were parties to this Agreement.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

SELLER:

APPLETON COAL LLC

By:	/s/ Robert E. Ellis
Name:	Robert E. Ellis
Title:	President & Chief Executive Officer

PURCHASER:

RAMACO DEVELOPMENT, LLC

By:	/s/ Christopher L. Blanchard
Name:	Christopher L. Blanchard
Title:	President

{Signature Page to Purchase Agreement}

LIST OF EXHIBITS AND SCHEDULES

Exhibits
Exhibit A	Minimum Insurance Requirements
Schedules
1.1	Knowledge Persons
2.3(c)	Specific Retained Liabilities
4.3(a)	Mining and Reclamation Permits – Operator Designation Requirement
5.3	Capitalization
5.4	Conflicts; Consents
5.5	Required Governmental Authorization
5.6(c)	Indebtedness
5.6(d)	MAR Reimbursement Amount
5.7	Certain Liabilities
5.8(a)	Real Property Leases
5.8(c)	Easements
5.9	Contracts
5.11(a)	Governmental Permits
5.11(b)	Company Group Bonds
5.12	Litigation and other Actions
5.13	Non-Compliance with Laws
5.14(a)	Environmental Permits
5.14(b)	Environmental Actions and Non-Compliance
5.14(d)	Hazardous Materials
5.14(c)	Environment Assessment and Audit Reports
5.14(e)	CERCLA Matters
5.14(f)	Environmental Permit Bond Requirements
5.14(g)	Known Adverse Conditions or Circumstances
5.16	Taxes
5.18	Affiliate Transactions
5.19	Insurance Matters
7.2	Exceptions to Negative Covenants

EXHIBIT A

Minimum Insurance Requirements

Type of Insurance Coverage	Minimum Limits of Liability	Minimum Scope of Coverage
Workers’ Compensation Insurance	statutory amount

•     as required by applicable law

•    coverage shall extend to primary state of employment and to West Virginia

•    coverage shall extend to “leased workers”/borrowed servants, to the extent any such persons are used

Employer’s Liability Insurance	$1,000,000 for each accident

•    bodily injury by accident or disease, including death, arising out of and in the course of employment

•    coverage shall extend to “leased workers”/borrowed servants, to the extent any such persons are used

Commercial General Liability Insurance	$1,000,000 for each occurrence and $2,000,000 aggregate for death, bodily injury, and property damage

•     premises/operations

•    independent contractors and subcontractors will be required to carry CGL insurance with coverage at least as broad and with limits and liability not less than those stated.

•     personal and advertising injury

•     products/completed operations

•     blanket contractual liability – written and oral

•     explosion, collapse, subsidence, and underground coverage

Commercial Automobile Liability Insurance	$1,000,000 for each accident for death, bodily injury, and property damage	• owned vehicles • non-owned vehicles • hired vehicles • leased vehicles
Pollution Legal Liability Coverage	$5,000,000 each incident for third party bodily injury and property damage and $5,000,000 each incident for on and off site clean up

•    the Pollution Legal Liability Coverage shall cover all of the Leased Real Property

Pollution Legal Liability Coverage is only required under this Agreement to the extent it is required under the WPP Replacement Leases (including the minimum limits of liability required thereunder).

Excess or Umbrella Liability	$5,000,000 for each occurrence

•    the minimum scope of coverage shall be as broad as the underlying insurance policies, and, irrespective of underlying insurance coverage, shall include (a) employer’s liability, (b) commercial general liability, including contractual liability, and (c) commercial automobile liability

•    no “laser exclusions” related to activities during the Interim Period shall be included in the policy (i.e., special exclusions that specifically name certain activities, products, services, or work as not being insured under the policy)

Terms and Conditions

1.	All insurance required by this Agreement is to be occurrence based, except for the Pollution Legal Liability (to the extent required hereunder), which may be issued on a claims-made form.

2.	All insurance required by this Agreement shall include endorsements signed by the applicable insurance carrier(s) that name Seller, each member of the Company Group and its and their parents, subsidiaries, affiliates, successors, and assigns, and all of their current directors, officers, employees, shareholders, members, partners, agents, and representatives, (collectively, the “Additional Insureds,” and individually, the “Additional Insured”) as additional insured with respect to liability arising out of the activities performed by or on behalf of Purchaser and allow an Additional Insured to be a permissible claimant thereunder; provided, however, such a requirement shall not apply to the workers’ compensation insurance required by this Agreement.

3.	All insurance required by this Agreement shall be primary and not contributory as to any other insurance and self-insurance that the Additional Insured may have in effect.

4.	All insurance required by this Agreement shall waive any rights of subrogation against the Additional Insured.

5.	All insurance required by this Agreement shall (i) be with insurers acceptable to Seller and authorized to conduct insurance business in West Virginia, (ii) be placed with insurers that have a current A.M. Best's rating of no less than A-VII, and (iii) include endorsements so as to provide to Seller no less than thirty (30) calendar days’ notice of suspension or termination of coverage.

6.	All deductibles or self-insured retentions are the sole responsibility of Purchaser to pay.

7.	Purchaser shall not enter onto the Leased Real Property until all insurance has been approved and accepted by Seller. Purchaser shall provide to Seller certificates of insurance and endorsements signed by an authorized representative of the insurer evidencing that the minimum insurance coverage set forth in this Agreement is in full force and effect. If policies for which certificates have previously been furnished to Seller expire during the course of this Agreement, certificates evidencing the renewals of such policies shall immediately be provided to Seller.

8.	Notwithstanding anything contained in this Agreement to the contrary, Seller, at its sole option, shall have the right to suspend all activities of Purchaser on the Leased Real Property immediately if Purchaser’s obligations contained in this Exhibit are not strictly performed in a timely manner. Failure on the part of Purchaser to maintain the required insurance shall constitute a material breach of this Agreement.

9.	All insurance obligations of Purchaser are in addition to Purchaser’s obligations of indemnity and shall not be construed as limiting Purchaser’s indemnity obligations to the amount of the insurance coverage.

10.	The insurance coverage obligations set forth in this Exhibit are minimum coverage requirements only. To the extent Purchaser maintains insurance coverage greater than these minimum requirements, such greater insurance coverage shall be applicable to any activities conducted during the Interim Period and to any liabilities and obligations of Purchaser under this Agreement. In addition, with respect to those forms of coverage where additional insured status is required by this Agreement, the Additional Insured shall be entitled to the benefit of the full available limits of liability maintained by Purchaser, regardless of the limits of liability set forth in any certificate of insurance issued to the Additional Insured and regardless of whether such coverage is primary, excess, contingent, or otherwise. By specifying minimum insurance requirements, Seller does not assert or recommend this insurance as being adequate for any activities conducted during the Interim Period, and Purchaser remains solely responsible to inform itself of the types and amounts of insurance coverage that may be appropriate.

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11.	Purchaser shall ensure that all of its contractors shall also fully comply with the requirements of this Exhibit before entry onto the Leased Real Property. Purchaser shall either include all contractors as insureds under its policies or shall furnish separate certificates of insurance and endorsements for each contractor signed by an authorized representative of the insurer evidencing that the minimum insurance coverage set forth in this Agreement is in full force and effect.

12.	Seller may, at any time, reasonably request that the insurance requirements set forth above be changed, including to request Purchaser obtain additional types of coverage and/or to obtain increased liability limits for coverage already required hereunder; provided that Seller shall provide a reasonably detailed explanation of the basis for such request. Purchaser shall implement any such requested change to the extent it agrees with Seller’s request. If Seller and Purchaser are unable to agree, Seller and Purchaser will appoint a mutually agreeable independent insurance consultant and refer such dispute to such insurance consultant, whose decision as to the insurance required to be maintained under the Agreement (including as to type and amount) shall be final and binding upon Seller and Purchaser.

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